Exhibit 10.3

EXHIBIT A
TO THIRD AMENDMENT AGREEMENT

Conformed Credit Agreement reflecting changes pursuant to
First Amendment Agreement dated as of January 12, 2023,
Second Amendment Agreement dated as of September 18, 2024 and
Third Amendment Agreement dated as of November 14, 2024

Published Transaction CUSIP Number:  07734RAE8
Published Revolver CUSIP Number:  07734RAF5

AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT

among

BEL FUSE INC.
as Borrower

THE LENDERS NAMED HEREIN
as Lenders

and

KEYBANK NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender and Issuing Lender

KEYBANC CAPITAL MARKETS INC.
as Joint Lead Arranger and Sole Book Runner

BANK OF AMERICA, N.A.
HSBC BANK USA, NATIONAL ASSOCIATION
PNC BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers and Co-Documentation Agents

BMO HARRIS BANK, N.A.
as Senior Managing Agent

dated as of
September 2, 2021

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO FIXED RATE LOANS;

Section 5.20......... Subsidiary Guaranties, Security Documents and Pledge of Stock

or Other Ownership Interest............................................................................................. 87

Section 5.21......... Collateral............................................................................................ 88

Section 5.22......... Property Acquired Subsequent to the Closing Date and

Section 10.15....... No Reliance on Administrative Agent’s Customer

Section 11.20....... Acknowledgement and Consent to Bail-In of Affected

Jury Trial Waiver...................................................................................................... Signature Page

Exhibit A               Form of Revolving Credit Note

Exhibit B               Form of Swing Line Note

Exhibit C               Form of Notice of Loan

Exhibit D              Form of Compliance Certificate

Exhibit E               Form of Assignment and Assumption Agreement

Exhibit F-1            Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-2            Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-3            Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-4            Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1            Commitments of Lenders

Schedule 2            Guarantors of Payment

Schedule 3            Pledged Securities

Schedule 5.8         Indebtedness

Schedule 5.9         Liens

Schedule 5.11        Permitted Foreign Subsidiary Loans, Guaranties and Investments

Schedule 6.1         Corporate Existence; Subsidiaries; Foreign Qualification

Schedule 6.4         Litigation and Administrative Proceedings

Schedule 6.5(a)     Real Estate Owned by the Companies

Schedule 6.5(b)     Real Property

Schedule 6.9         Locations

Schedule 6.11        Employee Benefits Plans

Schedule 6.16       Material Agreements

Schedule 6.17       Intellectual Property

Schedule 6.18       Insurance

Schedule 7.4         Pledged Notes

Schedule 7.5         Commercial Tort Claims

This AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective September 2, 2021 among:

a.	BEL FUSE INC., a New Jersey corporation (the “Borrower”);

b.

the lenders listed on Schedule 1 hereto and each other Eligible Assignee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.10(b) or 11.9 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

c.

KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”), the Swing Line Lender and the Issuing Lender.

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent and the lenders named therein entered into that certain Credit and Security Agreement, dated as of June 19, 2014 and amended and restated as of June 30, 2014 (the “Original Credit Agreement”);

WHEREAS, this Agreement amends and restates in its entirety the Original Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Original Credit Agreement shall be superseded hereby. All references to “Credit Agreement” contained in the Loan Documents, as defined in the Original Credit Agreement, delivered in connection with the Original Credit Agreement shall be deemed to refer to this Agreement.  Notwithstanding the amendment and restatement of the Original Credit Agreement by this Agreement, the obligations outstanding (including, but not limited to, the letters of credit issued and outstanding) under the Original Credit Agreement as of September 2, 2021 shall remain outstanding and constitute continuing Obligations hereunder; provided that, on the Closing Date, the Administrative Agent shall, with the cooperation of the Lenders, cause the amounts of the commitments, existing loans and participations in letters of credit under the Original Credit Agreement to be, as applicable, re-allocated among the Lenders in accordance with their respective Commitment Percentages established pursuant to this Agreement. Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations.  In furtherance of and, without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions, and covenants governing the obligations outstanding under the Original Credit Agreement shall be solely as set forth in this Agreement, which shall supersede the Original Credit Agreement in its entirety;

WHEREAS, it is the intent of the Borrower, the Administrative Agent and the Lenders that the provisions of this Agreement be effective commencing on the Closing Date; and

WHEREAS, the Borrower, the Administrative Agent and the Lenders have contracted for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS
Section 1.1	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the U.C.C.

“Account Debtor” means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business unit or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.10(b)(i) hereof.

“Additional Lender” means an Eligible Assignee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.10(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to the Administrative Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.10(b)(ii) hereof.

“Additional Term Loan Facility” means that term as defined in Section 2.10(b)(i) hereof.

“Additional Term Loan Facility Amendment” means that term as defined in Section 2.10(c)(ii) hereof.

“Adjusted Daily Simple SOFR” means, with respect to a Daily Simple SOFR Loan, the greater of (a) the sum of (i) Daily Simple SOFR and (ii) the SOFR Index Adjustment and (b) the Floor.

“Adjusted Term SOFR” means for any Available Tenor and Interest Period with respect to a Term SOFR Loan, the greater of (a) the sum of (i) Term SOFR for such Interest Period and (ii) the SOFR Index Adjustment, and (b) the Floor.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter between the Borrower and the Administrative Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one (1) or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means that term as defined in Section 10.17(b) hereof.

“Agreement” means that term as defined in the first paragraph of this agreement.

“Alternate Currency” means Euros, Pounds Sterling, Japanese Yen and each other currency as requested by the Borrower and consented to by the Administrative Agent and each Lender; provided that for each Alternate Currency, such requested currency is an Eligible Currency.

“Alternate Currency Exposure” means, at any time and without duplication, the Dollar Equivalent of the aggregate principal amount of Alternate Currency Loans.

“Alternate Currency Loan” means a Revolving Loan described in Section 2.2 hereof, that shall be denominated in an Alternate Currency and on which the Borrower shall pay interest at the Derived Alternate Currency Rate.

“Alternate Currency Maximum Amount” means Fifteen Million Dollars ($15,000,000).

“Alternate Currency Rate” means, with respect to an Alternate Currency Loan (a) denominated in Euros, EURIBOR, (b) denominated in Pounds Sterling, the Daily Simple RFR with respect to Pounds Sterling plus the applicable RFR Adjustment, and (c) denominated in Japanese Yen, the Daily Simple RFR with respect to Japanese Yen plus the applicable RFR Adjustment. Notwithstanding the foregoing, if at any time the Alternate Currency Rate as determined above is less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Anti-Corruption Laws” means all Laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means:

a.

for the period from the Project Everest Closing Date through the date on which the Borrower delivers the Compliance Certificate for the fiscal year ending December 31, 2024, twenty-seven and one-half (27.50) basis points; and

b.

thereafter, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for the applicable fiscal period and each successive Compliance Certificate thereafter, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 2.50 to 1.00	30.00 basis points
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	27.50 basis points
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	25.00 basis points
Less than 1.50 to 1.00	20.00 basis points

After the date on which the Borrower delivers the Compliance Certificate for the fiscal year ending December 31, 2024, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate.  The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof.  Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) the Borrower shall immediately pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period.

“Applicable Margin” means:

a.

for the period from the Project Everest Closing Date through the date on which the Borrower delivers the Compliance Certificate for the fiscal year ending December 31, 2024, (i) one hundred fifty (150.00) basis points for any SOFR Loan or Alternate Currency Loan and (ii) fifty (50.00) basis points for Base Rate Loans; and

b.

thereafter, the number of basis points (depending upon whether Loans are SOFR Loans, Alternate Currency Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for the applicable fiscal period and each successive Compliance Certificate thereafter, as provided below:

Leverage Ratio	Applicable Basis Points for SOFR Loans and Alternate Currency Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 3.00 to 1.00	212.50	112.50
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	175.00	75.00
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	150.00	50.00
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	125.00	25.00
Less than 1.50 to 1.00	112.50	12.50

After the date on which the Borrower delivers the Compliance Certificate for the fiscal year ending December 31, 2024, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate.  The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof.  Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Assumption Agreement in the form of the attached Exhibit E.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8 hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bailee’s Waiver” means a bailee’s waiver, in form and substance satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Administrative Agent or a Lender (or an Affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Administrative Agent or any Lender (or an Affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means a service or facility extended to a Company by the Administrative Agent or any Lender (or an Affiliate of a Lender) for (a) credit cards and credit card processing services, (b) debit cards, purchase cards and stored value cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, (c) one percent (1%) in excess of Adjusted Term SOFR for a period of one month (or, if such day is not a Business Day, such rate as calculated on the immediately preceding Business Day), and (d) the Floor.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Base Rate.

“Benchmark” means, initially, with respect to (a) any Daily Simple SOFR Loan, Daily Simple SOFR, (b) any Term SOFR Loan, Term SOFR, (c) Alternate Currency Loans in Euros, EURIBOR, (d) Alternate Currency Loans in Pounds Sterling, SONIA, and (e) Alternate Currency Loans in Japanese Yen, TONAR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8 hereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark for any Currency:
a.

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

b.

in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
a.

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

b.

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board (or analogous agency with respect to an Alternate Currency), the Federal Reserve Bank of New York (or analogous agency with respect to an Alternate Currency), an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

c.

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 hereof and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 hereof.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York City or Cleveland, Ohio and if the applicable Business Day relates to any direct or indirect calculation or determination of, or is used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (a) SOFR Loan, the term “Business Day” means any such day that is also a SOFR Business Day, (b) RFR Loan, the term “Business Day” means any such day that is also an RFR Business Day, or (c) EURIBOR Loan, the term “Business Day” shall also exclude any day which is not a TARGET Day with respect to Euros.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by the Borrower with the Administrative Agent, without liability by the Administrative Agent or the Lenders to pay interest thereon, from which account the Administrative Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations are paid in full.

“Cash Collateralize” means to deposit into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender, as collateral for any Letter of Credit Exposure or obligations of the Lenders to fund participations in respect of any Letter of Credit Exposure, cash or deposit account balances, or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. For the purposes of this Agreement, “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent” means cash equivalent as determined in accordance with GAAP.

“Cash Security” means all cash, instruments, Deposit Accounts, Securities Accounts and cash equivalents, in each case whether matured or unmatured, whether collected or in the process of collection, upon which a Company presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of the Administrative Agent or any Lender.

“CFC” means a Controlled Foreign Corporation, as such term is defined in Section 957 of the Code.

“Change in Control” means:
a.

the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than twenty-five percent (25%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of the Borrower;

b.

the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of the Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of the Borrower nor (ii) appointed by directors so nominated or elected by a majority of shareholders; or

c.	the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder, or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means September 2, 2021.

“Closing Fee Letter” means the Closing Fee Letter between the Borrower and the Administrative Agent, dated as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means (a) all of the Borrower’s existing and future (i) personal property, (ii) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes (if any), Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in the Cash Collateral Account, if any, and (iv) Cash Security; (b) the Real Property; and (c) Proceeds and products of any of the foregoing.

“Commercial Tort Claim” means a commercial tort claim, as that term is defined in the U.C.C. (Schedule 7.5 hereto lists all Commercial Tort Claims of the Credit Parties in existence as of the Closing Date.)

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment.

“Commitment” Increase Period” means the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.

“Commitment” Period” means the period from the Closing Date to September 1, 2026, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

“Commitment” Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 11.9 hereof).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

“Communications” means, that term as defined in Section 10.17(b) hereof.

“Companies” means the Borrower and all Subsidiaries.

“Company” means the Borrower or a Subsidiary.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit D.

“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR, Term SOFR or other Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.3 hereof and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consignee’s Waiver” means a consignee’s waiver (or similar agreement), in form and substance reasonably satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Consolidated” means the resultant consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

“Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures of the Borrower, as determined on a Consolidated basis.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis:

a.	Consolidated Net Earnings for such period; plus

b.	without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of:

i.	Consolidated Interest Expense;

ii.	Consolidated Income Tax Expense;

iii.	Consolidated Depreciation and Amortization Charges;

iv.	non-cash expenses incurred in connection with stock-based compensation;

v.

non-recurring losses or expenses not incurred in the ordinary course of business that are reasonably acceptable to the Administrative Agent and supported by documentation reasonably acceptable to the Administrative Agent;

vi.

(x) unamortized costs, fees and expenses incurred in connection with the closing of this Agreement, in an aggregate amount not to exceed One Million Dollars ($1,000,000) and (y) one time fees, costs and expenses incurred in connection with the Project Everest Acquisition, in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000);

vii.

in connection with any Acquisition permitted hereunder, the sum of the following amounts, but only to the extent that the aggregate amount added-back to Consolidated Net Earnings pursuant to this clause (vii) does not exceed fifteen percent (15%) of Consolidated EBITDA as calculated pursuant to this definition without reference to this clause (vii): (A) one time fees and expenses associated with the closing of such Acquisition, (B) cost synergies reasonably expected to result from such Acquisition, and (C) cash non-recurring costs, charges and losses in respect of such Acquisition;

viii.

one-time costs related to business restructuring activities not incurred in connection with an Acquisition, in an aggregate amount not to exceed ten percent (10%) of Consolidated EBITDA as calculated pursuant to this definition without reference to this clause (viii);

ix.	unrealized losses in connection with foreign exchange transactions; and

x.

unrealized non-cash losses on investments in connection with the Borrower’s Supplemental Executive Retirement Plan in an aggregate amount not to exceed fifteen percent (15%) of Consolidated EBITDA as calculated pursuant to this definition without reference to this clause (x); minus

c.

to the extent included in Consolidated Net Earnings for such period, (i) non-recurring gains not incurred in the ordinary course of business, (ii) unrealized gains in connection with foreign exchange transactions, and (iii) unrealized non-cash gains on investments in connection with the Borrower’s Supplemental Executive Retirement Plan;

provided that, for any period during which an Acquisition is made pursuant to Section 5.13 hereof or a Disposition occurs, Consolidated EBITDA shall be recalculated to include (or exclude, as applicable) the “EBITDA” of the acquired Person or assets (provided, that, in the case of an Acquisition of any Person, if less than one hundred percent (100%) of the outstanding capital stock (or other equity interests) of such Person is acquired by any Company, then the inclusion of the “EBITDA” of such Person shall be limited to an amount equal to such “EBITDA” multiplied by the percentage of outstanding capital stock (or other equity interests) acquired by such Company) or attributable to the disposed assets (in each case, with appropriate pro forma adjustments acceptable to the Administrative Agent and calculated on the same basis as set forth in this definition).

“Consolidated Fixed Charges” means, for any period, as determined on a Consolidated basis, the aggregate, without duplication, of (a) Consolidated Interest Expense paid in cash, (b) Consolidated Income Tax Expense paid in cash, (c) scheduled principal payments on Consolidated Funded Indebtedness (other than optional prepayments of the Revolving Loans), including payments on Capitalized Lease Obligations, (d) Capital Distributions, and (e) Consolidated Capital Expenditures; provided that, for any period during which an Acquisition is made pursuant to Section 5.13 hereof or a Disposition occurs, Consolidated Fixed Charges shall be recalculated to include (or exclude, as applicable) the “Fixed Charges” of the acquired Person or assets (provided, that, in the case of an Acquisition of any Person, if less than one hundred percent (100%) of the outstanding capital stock (or other equity interests) of such Person is acquired by any Company, then the inclusion of the “Fixed Charges” of such Person shall be limited to an amount equal to such “Fixed Charges” multiplied by the percentage of outstanding capital stock (or other equity interests) acquired by such Company) or attributable to the disposed assets (in each case, with appropriate pro forma adjustments acceptable to the Administrative Agent and calculated on the same basis as set forth in this definition).

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, short-term, long-term and Subordinated Indebtedness, if any) of the Borrower and its Subsidiaries, as determined on a Consolidated basis; provided that, for any period during which an Acquisition is made pursuant to Section 5.13 hereof or a Disposition occurs, Consolidated Funded Indebtedness shall be recalculated to include (or exclude, as applicable) the Indebtedness of the acquired Person or assets (provided, that, in the case of an Acquisition of any Person, if less than one hundred percent (100%) of the outstanding capital stock (or other equity interests) of such Person is acquired by any Company, then the inclusion of the Indebtedness of such Person shall be limited to an amount equal to such Indebtedness multiplied by the percentage of outstanding capital stock (or other equity interests) acquired by such Company) or attributable to the disposed assets (in each case, with appropriate pro forma adjustments acceptable to the Administrative Agent and calculated on the same basis as set forth in this definition).

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of the Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Earnings” means, for any period, the net income (loss) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Worth” means, sat any date, the stockholders’ equity of the Borrower, determined as of such date on a Consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a Deposit Account Control Agreement or Securities Account Control Agreement.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Covered Entity” means any of the following:

i.	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii.	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii.	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a SOFR Loan, the conversion of a Term SOFR Loan to a Daily Simple SOFR Loan, the conversion of a Daily Simple SOFR Loan to a Term SOFR Loan, the continuation by the Lenders of a Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Issuing Lender of a Letter of Credit.

“Credit Party” means the Borrower, and any Subsidiary or other Affiliate of the Borrower that is a Guarantor of Payment.

“Currency” means Dollars or any Alternate Currency.

“Customary Setoffs” means, as to any Securities Intermediary or depository institution, as applicable, with respect to any Securities Account or Deposit Account, as applicable, maintained with such Person, setoffs and chargebacks by such Person against such Securities Account or Deposit Account, as applicable, that directly relate to the maintenance and administration thereof, including, without limitation, for the following purposes: (a) administrative and maintenance fees and expenses; (b) items deposited in or credited to the account and returned unpaid or otherwise uncollected or subject to an adjustment entry; (c) adjustments or corrections of posting or encoding errors; (d) any ACH credit or similar entries that are subsequently returned thereafter; (e) items subject to a claim against the depository bank/securities intermediary for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, ACH or other clearing house rules, or applicable law (including, without limitation, Articles 3, 4 and 4A of the U.C.C.); and (f) chargebacks in connection with merchant card transactions.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR below by dividing (rounded in accordance with the Administrative Agent’s usual conventions) (a) the applicable Daily Simple RFR set forth below by (b) a number equal to 1.00 minus the RFR Reserve Percentage:

a.

Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Rate Day is a Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not a Business Day, the Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; and

b.

Yen, TONAR for the day (such day, adjusted as applicable as set forth herein, the “TONAR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Rate Day is a Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not a Business Day, the Business Day immediately preceding such RFR Rate Day, in each case, as such TONAR is published by the TONAR Administrator on the TONAR Administrator’s Website.

The adjusted Daily Simple RFR rate for each outstanding RFR Loan shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage.  The Administrative Agent shall give prompt notice to the Borrower of the adjusted Daily Simple RFR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  If by 5:00 P.M. (local time for the applicable RFR) on the second Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement for the applicable Daily Simple RFR has not been instituted in accordance with the provisions of this Agreement, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than ten consecutive RFR Rate Days.  Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple RFR Lookback Days” means, collectively, a SONIA Lookback Day and a TONAR Lookback Day, and each individually is a Daily Simple RFR Lookback Day.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (a) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website.  If by 5:00 pm (Eastern time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan” means a Revolving Loan made to the Borrower described in Section 2.2(a) hereof, in each case on which the Borrower shall pay interest at the Derived Daily Simple SOFR Rate.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, from time to time in effect.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 11.10(b) hereof, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this subpart (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one (1) or more of subparts (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 11.10(b) hereof) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swing Line Lender and each Lender.

“Deposit Account” means a deposit account, as that term is defined in the U.C.C.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement among the Borrower or a Guarantor of Payment, the Administrative Agent and a depository institution, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Derived Alternate Currency Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Alternate Currency Loans plus the Alternate Currency Rate applicable to the relevant Alternate Currency.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Daily Simple SOFR Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for SOFR Loans plus Adjusted Daily Simple SOFR.

“Derived Term SOFR Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for SOFR Loans plus Adjusted Term SOFR for the applicable Interest Period therefor.

“Disposition” means the lease, transfer or other disposition of assets (whether in one or more than one transaction) by a Company, other than a sale, lease, transfer or other disposition made by a Company pursuant to Section 5.12(b) hereof or in the ordinary course of business.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Dollar Equivalent” means (a) with respect to an Alternate Currency Loan denominated in an Alternate Currency, the Dollar equivalent of the amount of such Alternate Currency Loan, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date two (2) Business Days before the date of such Alternate Currency Loan, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan, and (b) with respect to any other amount, if such amount is denominated in Dollars, then such amount in Dollars and, otherwise the Dollar equivalent of such amount, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on such date; provided that, in calculating the Dollar Equivalent for purposes of determining (i) the Borrower’s obligation to prepay Loans pursuant to Section 2.12 hereof, or (ii) the Borrower’s ability to request additional Loans pursuant to the Commitment, the Administrative Agent may, in its discretion, on any Business Day selected by the Administrative Agent (prior to payment in full of the Secured Obligations), calculate the Dollar Equivalent of each such Loan. (Note that for purposes of repayment of an Alternate Currency Loan at the end of an Interest Period, the amount of the Alternate Currency borrowed (as opposed to the Dollar Equivalent of such amount) is the amount required to be repaid.) The Administrative Agent shall notify the Borrower of the Dollar Equivalent of such Alternate Currency Loan or any other amount, at the time that such Dollar Equivalent shall have been determined.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary or is not a Subsidiary of a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party or the direct or indirect equity holder of a Credit Party, (b) has aggregate assets of less than Seven Hundred Thousand Dollars ($700,000), and (c) has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than Seven Hundred Thousand Dollars ($700,000).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) hereof (subject to such consents, if any, as may be required under Section 11.9(b)(iii) hereof).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated.  If, after the designation by the Lenders of any currency as an Alternate Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent, (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Lenders are willing to make such Loans (each of (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Alternate Currency until such time as the Disqualifying Event(s) no longer exist.  Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means equipment, as that term is defined in the U.C.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Company in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29); (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the occurrence of a Multiemployer Plan being in endangered or critical status, as defined in Section 432 of the Code; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Erroneous Payment” means that term as defined in Section 10.18(a) hereof.

“Erroneous Payment Deficiency Assignment” means that term as defined in Section 10.18(d) hereof.

“Erroneous Payment Impacted Class” means that term as defined in Section 10.18(d) hereof.

“Erroneous Payment Return Deficiency” means that term as defined in Section 10.18(d) hereof.

“Erroneous Payment Subrogation Rights” means that term as defined in Section 10.18(d) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor entity), as in effect from time to time.

“EURIBOR” means, in relation to any Loan denominated in Euros and for the relevant Interest Period, the percentage rate per annum determined by the Banking Federation of the European Union for the duration of the applicable Interest Period denominated in Euro, as published by Bloomberg (or another commercially available source providing quotations of EURIBOR as designated by the Administrative Agent from time to time) at or about 12:00 noon (Brussels time) on the date which is two (2) Business Days prior to the commencement of such Interest Period for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such EURIBOR period (and, if any such rate is less than the Floor, EURIBOR shall be deemed to be the Floor).  In the event that such rate is not available at such time for any reason, then “EURIBOR” for such Interest Period shall be the rate per annum determined by Lender to be the rate at which Lender’s London branch (or other branch or Affiliate) would offer in the European interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period for deposits in Euros for delivery on the first day of such Interest Period in the approximate amount of such EURIBOR Loan being made or converted.

“EURIBOR Loan” means each Loan that bears interest at a rate determined by reference to EURIBOR.

“Euros” means the single currency of participating member states of the European Union.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keep well, support or other agreement” for the benefit of such Credit Party and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties), at the time such guarantee or grant of security interest of such Credit Party becomes, or would become, effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is, or becomes, illegal.

“Excluded Taxes” means, with respect to a Recipient, any of the following Taxes imposed on or with respect to such Recipient or required to be withheld or deducted from a payment to such Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office located in, or, in the case of any Lender, having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Sections 3.6 or 11.3(c) hereof); or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2 hereof, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto, or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(c) hereof; and (d) any U.S. federal withholding Taxes imposed with respect to such Recipient pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable to and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to such intergovernmental agreement.

“FCA” means the Financial Conduct Authority, the regulatory supervisor of the IBA.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.

“Fixed Charge Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of the Borrower, on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges; provided that, for purposes of calculating the Fixed Charge Coverage Ratio, subpart (c) of the definition of Consolidated Fixed Charges shall be calculated for the most recently completed three fiscal quarters for the fiscal quarter of the Borrower ending September 30, 2021.

“Fixed Rate Loan” means a Term SOFR Loan or a EURIBOR Loan.

“Flood Insurance Laws” means, collectively (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to zero (0%) percent.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, a State thereof or the District of Columbia.

“Foreign Subsidiary Exposure” means the aggregate amount of (a) loans by a Credit Party to, investments by a Credit Party in, guaranties by a Credit Party of Indebtedness of, a Foreign Subsidiary, and (b) loans made to Foreign Subsidiaries by Persons that are not Companies.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s outstanding Letter of Credit Exposure (to the extent of such Defaulting Lender’s Commitment Percentage of the Revolving Credit Commitment) with respect to Letters of Credit issued by the Issuing Lender, other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Swing Line Exposure (to the extent of such Defaulting Lender’s Commitment Percentage of the Revolving Credit Commitment) made by such Swing Line Lender, other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the Borrower.

“General Intangibles” means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization exercising such functions, and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, and any other Domestic Subsidiary that shall execute and deliver a Guaranty of Payment (or Guaranty of Payment Joinder) to the Administrative Agent subsequent to the Closing Date.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“IBA” means the ICE Benchmark Administration, the administrator of the London interbank offered rate.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing subpart (a), Other Taxes.

“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement, executed and delivered by the Borrower or a Guarantor of Payment, wherein the Borrower or such Guarantor of Payment, as the case may be, has granted to the Administrative Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by the Borrower or such Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Payment Date” means (a) as to any Base Rate Loan, Daily Simple SOFR Loan or RFR Loan, each Regularly Scheduled Payment Date and the last day of the Commitment Period, (b) with respect to any Fixed Rate Loan, the last day of each Interest Period therefor (provided that, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period), and the last day of the Commitment Period, and (c) with respect to any Swing Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to each Fixed Rate Loan, a period of one month, three months or, if available, six (6) months; provided that (a) the initial Interest Period for any Term SOFR Loan shall commence on the date of such Term SOFR Loan (the date of a conversion or continuation shall be the date of such conversion or continuation) and each Interest Period occurring thereafter in respect of such Term SOFR Loan shall commence on the day on which the next proceeding Interest Period expires; (b) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (d) no Interest Period for any Fixed Rate Loan may be selected that would end after the last day of the Commitment Period; (e) each EURIBOR Loan must be repaid on the last day of the Interest Period applicable thereto; and (f) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective a Term SOFR Loan as provided above, the Borrower shall be deemed to have elected to convert such Loan to a Base Rate Loan effective as of the expiration date of such current Interest Period.

“Inventory” means inventory, as that term is defined in the U.C.C.

“Investment Property” means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time; provided, that, “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) shall not constitute Investment Property for purposes of this Agreement and the other Loan Documents.

“Issuing Lender” means, as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent either shall be unable to issue or the Administrative Agent shall agree that another Revolving Lender may issue, a Letter of Credit, such other Revolving Lender as shall be acceptable to the Administrative Agent and shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means that term as defined in the first paragraph of this Agreement and, as the context requires, shall include the Issuing Lender and the Swing Line Lender.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Issuing Lender for the account of the Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) three hundred sixty-four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) thirty (30) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by the Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the undrawn amount of such Letter of Credit, multiplied by (b) the Applicable Margin for SOFR Loans in effect on such day divided by three hundred sixty (360).

“Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness (as of the end of the most recently completed fiscal quarter of the Borrower) minus (ii) the aggregate amount of all unencumbered (other than any Lien in favor of the Administrative Agent), unrestricted cash and Cash Equivalents on hand of the Credit Parties held in the United States; to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of the Borrower).

“Leverage Ratio Step-Up Period” means a four consecutive fiscal quarter period of the Borrower that meets the following criteria: (a) an Acquisition permitted hereunder for which the aggregate Consideration paid is equal to or greater than Twenty-Five Million Dollars ($25,000,000) shall have occurred during the first fiscal quarter of such period, and (b) on or prior to the last day of the first fiscal quarter of such period, the Borrower shall have designated such period a “Leverage Ratio Step-Up Period” pursuant to a written notice to the Administrative Agent (and the Administrative Agent shall notify the Lenders of such notice promptly after receipt thereof from the Borrower); provided that (i) the designation of a Leverage Ratio Step-Up Period shall be available to the Borrower only after the Administrative Agent and the Lenders shall have received, with respect to such Acquisition, (A) the historical financial statements of the target entity of such Acquisition, and (B) pro forma financial statements of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after (assuming implementation of the Leverage Ratio Step-Up Period) giving effect to such Acquisition, and (ii) only three Leverage Ratio Step-Up Periods shall be permitted during the Commitment Period.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan or a Swing Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document, the Administrative Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under any Loan Document, (c) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (d) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Five Million Dollars ($5,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.10(a) hereof, (b) increases pursuant to Section 2.10(b) hereof and (c) assignments of interests pursuant to Section 11.9 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

“Maximum Rate” means that term as defined in Section 2.4(d) hereof.

“Maximum Revolving Amount” means Three Hundred Twenty-Five Million Dollars ($325,000,000), as such amount may be increased pursuant to Section 2.10(b) hereof or reduced pursuant to Section 2.10(a) hereof; provided that, for the purposes of calculating the Maximum Revolving Amount, the Administrative Agent may, in its discretion, calculate the Dollar Equivalent of any Alternate Currency Loan on any Business Day selected by the Administrative Agent.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred five percent (105%) of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company. “Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), dated on or after the Closing Date, relating to the Real Property, executed and delivered by a Credit Party, to further secure the Secured Obligations, as the same may from time to time be amended, restated or otherwise modified.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“New Jersey Real Property Disposition” means the sale, lease, transfer or other disposition of the real property located at 206 Van Vorst St., Jersey City, NJ 07302.

“Non-Consenting Lender” means that term as defined in Section 11.3(c) hereof.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Credit Note, the Swing Line Note or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by the Borrower to the Administrative Agent, the Swing Line Lender, the Issuing Lender, or any Lender pursuant to this Agreement and the other Loan Documents (including any Erroneous Payment Subrogation Rights), and includes the principal of and interest on all Loans, and all obligations of the Borrower or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with the Letters of Credit; (e) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Original Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document, or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6 or 11.3(c) hereof).

“Participant” means that term as defined in Section 11.9(d) hereof.

“Participant Register” means that term as defined in Section 11.9(d) hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107‑56, signed into law October 26, 2001, as amended from time to time.

“Payment Recipient” means that term as defined in Section 10.18(a) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pennsylvania Real Property Disposition” means the sale, lease, transfer or other disposition of the real property located at 11118 Susquehanna Trail South, Glen Rock, PA 17327.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Loans, Guaranties and Investments” means:

a.	the investments by the Borrower or a Domestic Subsidiary in a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

b.	the loans by the Borrower or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

c.	any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Company; and

d.

any Foreign Subsidiary Exposure (incurred after the Closing Date), not otherwise permitted under this definition, in an aggregate amount not to exceed, at any time, (i) Ten Million Dollars ($10,000,000) for any Foreign Subsidiary, and (ii) Twenty-Five Million Dollars ($25,000,000) for all Foreign Subsidiaries.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system selected by the Administrative Agent.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered by the Borrower or a Guarantor of Payment, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Notes” means the promissory notes payable to the Borrower, as described on Schedule 7.4 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to the Borrower.

“Pledged Securities” means all of the shares of capital stock or other equity interest of a Subsidiary of a Credit Party (other than Subsidiaries of a CFC), whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall exclude shares of voting capital stock or other voting equity interests in any Foreign Subsidiary that is a CFC in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such Foreign Subsidiary, whether held directly or indirectly through a disregarded entity. (Schedule 3 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit.  Each change in the Prime Rate shall be effective immediately from and after such change.

“Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of the Administrative Agent and the Lenders to Proceeds specifically set forth herein, or indicated in any financing statement, shall never constitute an express or implied authorization on the part of the Administrative Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the collateral securing the Secured Obligations.

“Project Everest Acquisition” means the acquisition, directly or indirectly, by the Borrower of 80% of the equity interests of Enercon Technologies Ltd., a company organized under the laws of the State of Israel, pursuant to the terms and conditions of the Project Everest Acquisition Agreement in all material respects, after giving effect to any modifications, amendments or waivers permitted in accordance with the definition of “Project Everest Acquisition Conditions”.

“Project Everest Acquisition Agreement” means that certain Share Purchase Agreement, dated as of the Second Amendment Effective Date (together with all exhibits, schedules and other attachments thereto), by and among the Borrower, FF3 Holdings, L.P., a limited partnership organized under the laws of the Cayman Islands, the persons listed in Schedule I thereto and Enercon Technologies Ltd., a company organized under the laws of the State of Israel.

“Project Everest Acquisition Conditions” means the following conditions: (a) substantially simultaneously with the Borrowing on the Project Everest Closing Date, the Project Everest Acquisition will be consummated in accordance with the terms of the Project Everest Acquisition Agreement without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the interests of the Lenders without the prior consent of the Required Lenders, it being understood and agreed that (x) any increase in the purchase price set forth in the Project Everest Acquisition Agreement as of the Second Amendment Effective Date shall be deemed to not be materially adverse to the interests of the Lenders, so long as such increase is not funded with additional Indebtedness, (y) any reduction in the purchase price set forth in the Project Everest Acquisition Agreement as of the Second Amendment Effective Date by an amount less than 15% of the original purchase price set forth in the Project Everest Acquisition Agreement as of the Second Amendment Effective Date shall be deemed to not be materially adverse to the interests of the Lenders so long as any such reduction is accompanied by a simultaneous reduction in the increase of Revolving Credit Commitments as contemplated by the Second Amendment and (z) any amendment to the definition of “Material Adverse Effect” in the Project Everest Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders; (b) no Event of Default under any of Sections 8.1 or 8.12 hereof shall have occurred and be continuing both before and after giving effect to the consummation of the Project Everest Acquisition and any Indebtedness incurred in connection therewith; (c) as of the Project Everest Closing Date and the incurrence of any Indebtedness in connection therewith, and after giving effect thereto, (i) the Specified Representations shall be true and correct in all material respects and (ii) the Specified Project Everest Acquisition Agreement Representations shall be true and correct in all material respects; (d) since the date of the Project Everest Acquisition Agreement, no Material Adverse Effect (as defined in the Project Everest Acquisition Agreement in effect on the date of the Project Everest Acquisition Agreement) shall have occurred; and (e) all documentation and other information about the Credit Parties required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act) and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, that was reasonably requested in writing by the Administrative Agent and the Lenders party to the Second Amendment at least ten (10) Business Days prior to the Project Everest Closing Date was provided no later than the date that is three (3) Business Days prior to Project Everest Closing Date.

“Project Everest Closing Date” means the date on which the Project Everest Acquisition Conditions are satisfied and the Project Everest Acquisition is consummated.

“Project Everest Earnout” means the “Earnout Payments” as described (and defined) in the Project Everest Acquisition Agreement, which such earn-outs shall not constitute Indebtedness or Restricted Payments for any purpose under this Agreement.

“Project Everest Incremental Revolving Credit Commitments” means that term as defined in the Third Amendment.

“Project Everest Incremental Revolving Lenders” means that term as defined in the Third Amendment.

“Project Everest Incremental Revolving Loans” means that term as defined in the Third Amendment.

“Project Everest Purchase Option” means that certain purchase option under that certain Shareholders’ Agreement, dated as of the Third Amendment Effective Date, by and among the Borrower, as shareholder, FF3 Holdings, L.P., as shareholder, and Enercon Technologies Ltd., as company, which such purchase option shall not constitute Indebtedness for any purpose under this Agreement and shall not be restricted by Sections 5.11 or 5.13 of this Agreement.

“Processor’s Waiver” means a processor’s waiver (or similar agreement), in form and substance reasonably satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Real Property” means each parcel of real estate owned by a Credit Party that is subject to a Mortgage, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in each of the Mortgages.

“Recipient” means, as applicable (a) the Administrative Agent, (b) any Lender, or (c) any Issuing Lender.

“Register” means that term as described in Section 11.9(c) hereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regularly Scheduled Payment Date” means (a) the last day of each March, June, September and December of each year or (b) for any Daily Simple SOFR Loan, the last day of each calendar month.

“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the Administrative Agent, or imposed upon or asserted against the Administrative Agent or any Lender, in any attempt by the Administrative Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Secured Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Secured Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of denominated in any Alternate Currency, (i) the central bank for the Currency in which such Loans are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Loans are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” means the holders of more than fifty percent (50%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to (a) during the Commitment Period, the Maximum Revolving Amount, or (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) the portion of the Total Amount held or deemed to be held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more Lenders (that are not Defaulting Lenders), Required Lenders shall constitute at least two Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than a Company) of a Company or an Affiliate.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans (including, for the avoidance of doubt, the Project Everest Incremental Loans made by the Project Everest Incremental Revolving Lenders), (b)  the Issuing Lender to issue and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Maximum Revolving Amount.

“Revolving Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.5(a) hereof.

“Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto (as such Schedule 1 has been updated in Exhibit B to the Third Amendment), or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 2.10(b) or 11.9 hereof.

“Revolving Loan” means (a) a loan made to the Borrower by the Revolving Lenders in accordance with Section 2.2(a) hereof and (b) commencing on the Third Amendment Effective Date, the Project Everest Incremental Revolving Loans.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Pounds Sterling, SONIA, and (b) Japanese Yen, TONAR.

“RFR Adjustment” means with respect to RFR Loans, the adjustment set forth in the table below corresponding to such Alternate Currency:

Currency	Adjustment to Daily Simple RFR
Pounds Sterling	0.1193%
Japanese Yen	0.00835%

“RFR Administrator” means the SONIA Administrator or the TONAR Administrator, as applicable.

“RFR Administrator’s Website” means the SONIA Administrator’s Website or the TONAR Administrator’s Website, as applicable.

“RFR Business Day” means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Pounds Sterling, a day on which banks are open for general business in London, and (ii) Japanese Yen, a day on which banks are open for general business in Japan.

“RFR Currency” means each of Pounds Sterling and Japanese Yen.

“RFR Loan” means a Loan that bears interest at a rate based on a Daily Simple RFR.

“RFR Rate Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Reserve Percentage” means as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to RFR Loans.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” means September 18, 2024.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to a Lender (or an entity that is an Affiliate of a then existing Lender) under Hedge Agreements, and (c) the Bank Product Obligations owing to a Lender (or an entity that is an Affiliate of a then existing Lender) under Bank Product Agreements; provided that Secured Obligations of a Credit Party shall not include Excluded Swap Obligations owing from such Credit Party.

“Securities Account” means a securities account, as that term is defined in the U.C.C.

“Securities Account Control Agreement” means each Securities Account Control Agreement among the Borrower or a Guarantor of Payment, the Administrative Agent and a Securities Intermediary, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Agreement” means each Security Agreement, executed and delivered by one or more Guarantors of Payment in favor of the Administrative Agent, for the benefit of the Lenders, as the same may from time to time be amended, restated or otherwise modified.

“Security Agreement Joinder” means each Security Agreement Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Security Agreement.

“Security Document” means each Security Agreement, each Security Agreement Joinder, each Pledge Agreement, each Intellectual Property Security Agreement, each Processor’s Waiver, each Consignee’s Waiver, each Landlord’s Waiver, each Bailee’s Waiver, each Mortgage, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to the Administrative Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to the Administrative Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Index Adjustment” means a percentage per annum equal to 0.10%.

“SOFR Loan” means any Term SOFR Loan and Daily Simple SOFR Loan.

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Project Everest Acquisition Agreement Representations” means the representations and warranties made with respect to the Company (as defined in the Project Everest Acquisition Agreement) in the Project Everest Acquisition Agreement to the extent a breach of such representations and warranties is material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or its applicable Affiliate has the right to terminate the Borrower’s (or such Affiliate’s) obligations under the Project Everest Acquisition Agreement or to decline to consummate the Project Everest Acquisition pursuant to the Project Everest Acquisition Agreement (after giving effect to any applicable notice and cure provisions) as a result of a breach of such representation and warranty in the Project Everest Acquisition Agreement (in accordance with the terms thereof).

“Specified Representations” means the representations and warranties of the Borrower and the Guarantors as set forth in the Loan Documents relating to (a) the organizational existence and status of the Borrower and the Guarantors, (b) the organizational power and authority (solely as to the execution, delivery and performance of the Loan Documents) of the Borrower and the Guarantors, (c) the due authorization, execution, delivery and enforceability against the Borrower and the Guarantors of the Loan Documents, (d) the solvency of the Borrower and the Guarantors on a consolidated basis (after giving effect to the Project Everest Acquisition), (e) no conflicts of the Loan Documents (limited to the execution, delivery and performance of such Loan Documents and incurrence of the debt thereunder) with the organizational documents of the Borrower and the Guarantors, (f) compliance of the Borrower and the Guarantors with the margin regulations of the Board of Governors of the Federal Reserve, the Investment Company Act of 1940 and the PATRIOT Act and (g) use of proceeds of any Borrowing not violating Sanctions and Anti-Corruption Laws.

“Standard & Poor’s” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc., and any successor thereto.

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Administrative Agent) in favor of the prior payment in full of the Obligations.

“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by the Borrower or by one or more other subsidiaries of the Borrower or by the Borrower and one or more subsidiaries of the Borrower, (b) a partnership, limited liability company or unlimited liability company of which the Borrower, one or more other subsidiaries of the Borrower or the Borrower and one or more subsidiaries of the Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which the Borrower, one or more other subsidiaries of the Borrower or the Borrower and one or more subsidiaries of the Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Swap Obligations” means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to the Borrower, on a discretionary basis, up to the aggregate amount at any time outstanding of Five Million Dollars ($5,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.5(b) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars made to the Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) fifteen (15) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (US Eastern time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Revolving Loan made to the Borrower described in Section 2.2(a) hereof, in each case on which the Borrower shall pay interest at the Derived Term SOFR Rate.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Amendment” means that certain Third Amendment Agreement, dated as of the Third Amendment Effective Date, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Third Amendment Effective Date” means that term as defined in the Third Amendment.

“TONAR” means a rate equal to the Tokyo Overnight Average Rate as administered by the TONAR Administrator.

“TONAR Administrator” means the Bank of Japan (or any successor administrator of the Tokyo Overnight Average Rate).

“TONAR Administrator’s Website” means the Bank of Japan’s website, currently at http://www.boj.or.jp, or any successor source for the Tokyo Overnight Average Rate identified as such by the TONAR Administrator from time to time.

“Trade Date” means that term as defined in Section 11.9(b)(i)(B) hereof.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “U.C.C.” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“U.C.C.”Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment

“United States” means the United States of America.

"U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate” means that term as defined in Section 3.2(e) hereof.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section	1.2. Accounting Terms.
a.	Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

b.

If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) is made with respect to GAAP, or if the Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrower shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

Section

1.3       Terms Generally.  The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

Section

1.4      Confirmation of Recitals.  The Borrower, the Administrative Agent and the Lenders hereby confirm the statements set forth in the recitals of this Agreement and agree that this Agreement amends and restates in its entirety the Original Credit Agreement as set forth in the recitals of this Agreement.

Section	1.5

Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section	1.6

Rates.  The interest rate on Loans denominated in Dollars or any Alternate Currency may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any Alternate Currency Rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Alternate Currency Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Alternate Currency Rate or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Alternate Currency Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.  The Administrative Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any Alternate Currency Rate.  In connection with the use or administration of Daily Simple SOFR, Term SOFR or any Alternate Currency Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR, Term SOFR or any Alternate Currency Rate.

ARTILE II. AMOUNT AND TERMS OF CREDIT

Section	2.1.	Amount and Nature of Credit.

a.

Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrower, participate in Swing Loans made by the Swing Line Lender to the Borrower, and issue or participate in Letters of Credit at the request of the Borrower, in such aggregate amount as the Borrower shall request pursuant to the Commitment.

b.

Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrower or the issuance of a Letter of Credit:

i.

the Dollar Equivalent of the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

ii.

the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

c.

The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section	2.2.	Revolving Credit Commitment.

a.

Revolving Loans.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure; provided that the Borrower shall not request any Alternate Currency Loan (and the Lenders shall not be obligated to make an Alternate Currency Loan) if, after giving effect thereto, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount.  The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, SOFR Loans or Alternate Currency Loans.  Subject to the provisions of this Agreement, the Borrower shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

b.	Letters of Credit.

i.

Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of the Borrower or a Guarantor of Payment, as the Borrower may from time to time request.  The Borrower shall not request any Letter of Credit (and the Issuing Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment.  The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Commitment Percentage.  Each Letter of Credit shall be issued in Dollars.

ii.

Request for Letter of Credit.  Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit (or such shorter period as may be acceptable to the Issuing Lender).  Each such request shall be in a form acceptable to the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Borrower, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent.  The Administrative Agent shall give the Issuing Lender and each Revolving Lender notice of each such request for a Letter of Credit.

iii.

Commercial Documentary Letters of Credit Fees.  With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of the Borrower or a Guarantor of Payment, the Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on the date that such Letter of Credit is issued, amended or renewed, at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

iv.

Standby Letters of Credit Fees.  With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of the Borrower or a Guarantor of Payment, the Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

v.

Refunding of Letters of Credit with Revolving Loans.  Whenever a Letter of Credit shall be drawn, the Borrower shall promptly reimburse the Issuing Lender for the amount drawn.  In the event that the amount drawn shall not have been reimbursed by the Borrower within one Business Day of the date of the drawing of such Letter of Credit, at the sole option of the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent), the Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender).  Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing), the Issuing Lender for the amount drawn on such Letter of Credit.  Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder.  Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

vi.

Participation in Letters of Credit.  If, for any reason, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (confirmed by telephone) or telephone (confirmed in writing)).  Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Commitment Percentage).  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Revolving Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans.  Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

c.	Swing Loans.

i.

Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request and to which the Swing Line Lender may agree; provided that the Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment.  Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto.  Each Swing Loan shall be made in Dollars.

ii.

Refunding of Swing Loans.  If the Swing Line Lender so elects, by giving notice to the Borrower and the Revolving Lenders, the Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that the then outstanding Swing Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder.  Upon receipt of such notice by the Borrower and the Revolving Lenders, the Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of such Swing Loan in accordance with Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Revolving Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Revolving Lender).  Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan.  Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.

iii.

Participation in Swing Loans.  If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (confirmed by telephone) or telephone (confirmed in writing)).  Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount of such Swing Loan.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s Commitment Percentage).  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Revolving Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans to be made by such Revolving Lender.

Section	2.3	Reserved.

Section	2.4.	Interest.

a.	Revolving Loans.

i.

Interest.  The outstanding principal amount of each Revolving Loan shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Derived Base Rate, (ii) during such periods as such Revolving Loan is a Term SOFR Loan, the Derived Term SOFR Rate, (iii) during such periods as such Revolving Loan is a Daily Simple SOFR Loan, the Derived Daily Simple SOFR Rate, or (iv) during such periods as such Revolving Loan is an Alternate Currency Loan, the Derived Alternate Currency Rate for the applicable Alternate Currency.

ii.

Accrual and Payment of Interest.  The Borrower shall pay interest on the unpaid principal amount of each Loan outstanding from time to time from the date thereof until paid: (i) in respect of each Base Rate Loan , SOFR Loan and Alternate Currency Loan, on each Interest Payment Date applicable thereto and in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such SOFR Loan shall be payable on the effective date of such conversion; and (ii) in respect of all Loans, at maturity (whether by acceleration or otherwise).

b.

Swing Loans.  The Borrower shall pay interest to the Administrative Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have funded a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect.  Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto.  Each Swing Loan shall bear interest for a minimum of one day.

c.

Default Rate.  Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Administrative Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.1 or 8.12 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender.

d.

Limitation on Interest.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section	2.5.	Evidence of Indebtedness.

a.

Revolving Loans.  Upon the request of a Revolving Lender, to evidence the obligation of the Borrower to repay the portion of the Revolving Loans made by such Revolving Lender and to pay interest thereon, the Borrower shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Commitment Percentage of the Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from the Borrower’s obligations to such Revolving Lender hereunder.

b.

Swing Loans.  Upon the request of the Swing Line Lender, to evidence the obligation of the Borrower to repay the Swing Loans and to pay interest thereon, the Borrower shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from the Borrower’s obligations to the Swing Line Lender hereunder.

Section	2.6.	Notice of Loans and Credit Events; Funding of Loans.

a.

Notice of Loans and Credit Events.  The Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a SOFR Loan, (iii) 2:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan (or such later time as agreed to from time to time by the Swing Line Lender), and (iv) 11:00 A.M. (Eastern time) five Business Days prior to the proposed date of borrowing of an Alternate Currency Loan. An Authorized Officer of the Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect.  The Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

b.

Funding of Loans.  The Administrative Agent shall notify the appropriate Lenders of the date, amount, type of currency and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, or, with respect to an Alternate Currency, in the applicable Alternate Currency, in federal or other immediately available funds, required of it.  If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, the Administrative Agent shall have the right, upon prior notice to the Borrower, to debit any account of the Borrower or otherwise receive such amount from the Borrower, promptly after demand, in the event that such Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b).  The Administrative Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

c.	Conversion and Continuation of Loans.

i.

At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a Base Rate Loan or a Daily Simple SOFR Loan to one or more Term SOFR Loans at any time and shall convert a Term SOFR Loan to a Base Rate Loan or a Daily Simple SOFR Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

ii.

At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall continue one or more Term SOFR Loans as of the end of the applicable Interest Period as a new Term SOFR Loan with a new Interest Period.

d.	Minimum Amount for Loans. Each request for:

i.	a Base Rate Loan or a Daily Simple SOFR Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000);

ii.

each Fixed Rate Loan and RFR Loan shall be in an amount (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in an amount rounded to the nearest whole number) of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000) (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in an amount rounded to the nearest whole number); and

iii.	a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), or such lower amount as may be agreed to by the Swing Line Lender.

e.	Interest Periods. The Borrower shall not request that Fixed Rate Loans be outstanding for more than six different Interest Periods at the same time.

Section	2.7.	Payment on Loans and Other Obligations.

a.	Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

b.

Payments in Dollars from Borrower.  With respect to (i) any Loan (other than an Alternate Currency Loan), or (ii) any other payment to the Administrative Agent and the Lenders that shall not be covered by subsection (e) below, all such payments (including prepayments) to the Administrative Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 11.4 hereof for the account of the appropriate Lenders (or the Issuing Lender or the Swing Line Lender, as appropriate) not later than 12:00 P.M. (Eastern time) on the due date thereof in immediately available funds.  Any such payments received by the Administrative Agent (or the Issuing Lender or the Swing Line Lender) after 12:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

c.

Payments to Lenders.  Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds. Payments received by the Administrative Agent in any Alternate Currency shall be delivered to the Lenders in such Alternate Currency in same day funds.  Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, SOFR Loans, Fixed Rate Loans, Swing Loans and Letters of Credit, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Agreement or any Note.  The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

d.

Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Fixed Rate Loan or a Daily Simple SOFR Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

e.

Payments in Alternate Currency.  With respect to any Alternate Currency Loan, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan shall be made in the same Alternate Currency as the original Loan. For clarification, the amount outstanding on any Alternate Currency Loan for purposes of repayment on the last day of the applicable Interest Period shall be measured in the Alternate Currency and not by the Dollar Equivalent of such amount. All such payments shall be remitted by the Borrower to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 11.4 hereof (or at such other office or account as designated in writing by the Administrative Agent to the Borrower), for the account of the Lenders not later than 11:00 A.M. (Eastern time) on the due date thereof in same day funds.  Any such payments received by the Administrative Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

Section	2.8.	Prepayment.

a.	Right to Prepay.

i.

The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by the Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty.

ii.

The Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Revolving Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

b.

Notice of Prepayment.  The Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a SOFR Loan or Alternate Currency Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

c.

Minimum Amount.  Each prepayment of a Term SOFR Loan or Alternate Currency Loan shall be in the principal amount of not less than Five Hundred Thousand ($500,000), or the principal amount of such Loan (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (rounded to a comparable amount) of such amount), or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.12(c) or Article III hereof.

Section	2.9.	Commitment and Other Fees.

a.

Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee, for each day from the Closing Date through the last day of the Commitment Period, in an amount equal to (i) (A) the Maximum Revolving Amount at the end of such day, minus (B) the Revolving Credit Exposure (exclusive of the Swing Line Exposure) at the end of such day, multiplied by (ii) the Applicable Commitment Fee Rate in effect on such day divided by three hundred sixty (360).  The commitment fee shall be payable quarterly in arrears, commencing on September 30, 2021 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

b.

Administrative Agent Fee.  The Borrower shall pay to the Administrative Agent, for its sole benefit, the annual administrative agent fee and other fees payable to the Administrative Agent set forth in the Administrative Agent Fee Letter.

Section	2.10.	Modifications to Commitments.

a.

Optional Reduction of Revolving Credit Commitment.  The Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Maximum Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000).  The Administrative Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Maximum Revolving Amount as so reduced.  If the Borrower reduces in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrower having prepaid in full the unpaid principal balance, if any, of the Revolving Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Borrower.  Any partial reduction in the Maximum Revolving Amount shall be effective during the remainder of the Commitment Period.

b.	Increase in Commitment.

i.

At any time during the Commitment Increase Period, the Borrower may request that the Administrative Agent (A) increase the Maximum Revolving Amount, or (B) add a term loan facility to this Agreement (the “Additional Term Loan Facility”) (which Additional Term Loan Facility shall be subject to subsection (c) below); provided that the aggregate amount of all increases (revolver and term) made pursuant to this subsection (b) following the establishment of the Project Everest Incremental Revolving Credit Commitments on the Third Amendment Effective Date shall not exceed One Hundred Million Dollars ($100,000,000).  Each such request for an increase shall be in an amount of at least Ten Million Dollars ($10,000,000), and may be made by either (1) increasing, for one or more Revolving Lenders, with their prior written consent, their respective Revolving Credit Commitments, (2) adding a new commitment for one or more Lenders, with their prior written consent, with respect to the Additional Term Loan Facility, or (3) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment or the Additional Term Loan Facility, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”).

ii.

During the Commitment Increase Period, all of the Lenders agree that the Administrative Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) each Additional Commitment from an Additional Lender, if any, shall be in an amount of at least Ten Million Dollars ($10,000,000), (C) the Administrative Agent shall provide to the Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), (D) the Borrower shall execute and deliver to the Administrative Agent and the applicable Lenders such replacement or additional Notes as shall be required by the Administrative Agent (if Notes have been requested by such Lender or Lenders) and (E) solely with respect to any Additional Commitment in connection with the Project Everest Acquisition, upon satisfaction solely of the Project Everest Acquisition Conditions.  The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

iii.

On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among the applicable Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.10(b) (and the Borrower shall pay to the applicable Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the applicable Lenders would cause a prepayment of one or more Fixed Rate Loans).  In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) hereof) without the prior written consent of such Lender.  Other than with respect to the Project Everest Acquisition, the Borrower shall not request any increase or any addition of a term loan facility pursuant to this subsection (b) if a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase, would exist. At the time of any such increase, at the request of the Administrative Agent, the Credit Parties and the Lenders shall enter into an amendment to evidence such increase and to address related provisions as deemed necessary or appropriate by the Administrative Agent.

c.	Additional Term Loan Facility.

i.

The Additional Term Loan Facility (A) shall rank pari passu in right of payment with the Revolving Loans, (B) shall be fully secured on a pari passu basis with the Revolving Loans, (C) shall not mature earlier than the last day of the Commitment Period (but may have amortization prior to such date), (D) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans, including, without limitation, with respect to covenants, representations and warranties, events of default and other applicable terms and conditions, and (E) shall be subject to interest rates as determined by the Administrative Agent at the time of the exercise of such Additional Term Loan Facility and shall contain market terms and provisions subject to good faith negotiations between the Administrative Agent and the Borrower.

ii.

The Additional Term Loan Facility may be added hereunder pursuant to an amendment or restatement (the “Additional Term Loan Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender providing a commitment with respect to the Additional Term Loan Facility, each Additional Lender providing a commitment with respect to the Additional Term Loan Facility, and the Administrative Agent.  Notwithstanding anything herein to the contrary, the Additional Term Loan Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of Section 2.10(b) and (c) hereof (including, without limitation, amendments to the definitions in this Agreement and Section 9.8 hereof for the purpose of treating such Additional Term Loan Facility pari passu with the other Loans).

iii.

With respect to the addition of an Additional Term Loan Facility the proceeds of which are to be used to fund an Acquisition permitted hereunder, the only representations and warranties which shall be a condition to the addition of such Additional Term Loan Facility shall be (A) the representations and warranties made by the seller party thereto as are material to the interests of the Lenders, but only to the extent that the Borrower has (or another Credit Party has) the right to terminate its obligations under the purchase agreement (or comparable agreement) or decline to consummate such Acquisition as a result of a breach of such representations and warranties in such purchase agreement and (B) the Specified Representations. For purposes of this Section 2.10(c)(iii), “Specified Representations” means the representations and warranties relating to the Borrower and the Guarantors set forth in the Loan Documents relating to organization and powers; authorization, due execution and delivery and enforceability, in each case, relating to the entering into and performance of the Loan Documents; no conflicts between the Loan Documents and applicable law or the organizational documents of the applicable Credit Parties immediately after giving effect to the Acquisition; OFAC, FCPA, Patriot Act and other anti-money laundering laws; solvency (after giving effect to the proposed Acquisition) of the Borrower on a Consolidated basis; the Investment Company Act of 1940; Federal Reserve margin regulations; and creation, perfection and priority of security interests in the Collateral (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the applicable closing date (other than the creation of and perfection (including by delivery of stock or other equity certificates, if any) of security interests (A) in the equity interests in any Domestic Subsidiary (to the extent constituting Collateral) and (B) in other assets located in the United States with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the creation and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the addition of such Additional Term Loan Facility, but instead shall be required to be provided or delivered subsequent thereto pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably).

iv.

For purposes of determining compliance on a pro forma basis with the Leverage Ratio or the Fixed Charge Coverage Ratio, the amount or availability of any basket amount or financial measure, or whether a Default or Event of Default has occurred and is continuing or would result therefrom, in each case in connection with the consummation of an Acquisition that the Borrower or one or more of its Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Transaction”), the date of determination shall, at the irrevocable option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be the date the definitive agreements or irrevocable notice for such Limited Condition Transaction are entered into (the “LCT Test Date”) after giving pro forma effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable test period. For the avoidance of doubt, (A) if the Borrower has made an LCT Election and if any of such ratios, baskets or amounts are exceeded as a result of fluctuations in such ratio or amount at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Transaction is permitted to be consummated or taken, and (B) such ratios, baskets or amounts shall not be tested at the time of consummation of such Limited Condition Transaction and other transactions to be entered into in connection therewith; provided that if the Borrower makes an LCT Election, then in connection with any subsequent calculation of any ratio, test or basket availability with respect to any other transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether (1) such subsequent transaction (other than with respect to Restricted Payments) is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming that such Limited Condition Transaction and any other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (2) such subsequent Restricted Payment is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis both (x) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

Section	2.11.

Computation of Interest and Fees. All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day), except that interest on Loans denominated in any Alternate Currency as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.  The applicable Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Daily Simple SOFR, Adjusted Daily Simple SOFR or any Alternate Currency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

Section	2.12.	Mandatory Payments.

a.

Revolving Credit Exposure.  If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

b.

Swing Line Exposure.  If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

c.

Alternate Currency Exposure.  If, at any time, the Alternate Currency Exposure shall exceed the Alternate Currency Maximum Amount, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Alternate Currency Loans sufficient to bring the Alternate Currency Exposure within the Alternate Currency Maximum Amount.

d.

Application of Mandatory Payments. Unless otherwise designated by the Borrower, each prepayment pursuant to Section 2.12(a), (b) or (c) hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, (ii) second, on a pro rata basis for the Lenders, to outstanding Daily Simple SOFR Loans, (iii) third, on a pro rata basis for the Lenders, to outstanding Term SOFR Loans, and (iv) fourth, to outstanding Alternate Currency Loans (or, at the discretion of the Administrative Agent, to cash collateralize Alternate Currency Loans until the applicable Interest Adjustment Date); provided that, if the outstanding principal amount of any Fixed Rate Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.6(d) hereof as a result of such prepayment, then such Loan shall be converted into a Base Rate Loan on the date of such prepayment.  Any prepayment of a Fixed Rate Loan pursuant to this Section 2.12 shall be subject to the prepayment provisions set forth in Article III hereof.

Section	2.13.

Swap Obligations Make-Well Provision.  The Borrower, to the extent that it is an “eligible contract participant” as defined in the Commodity Exchange Act, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations.  The obligations of the Borrower under this Section 2.13 shall remain in full force and effect until all Secured Obligations are paid in full.  The Borrower intends that this Section 2.13 constitute, and this Section 2.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section	2.14.

Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 11.10(a)(iv) hereof and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

a.

Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure, to be applied pursuant to subsection (b) below.  If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

b.

Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Section 11.10 hereof in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

c.

Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that (A) subject to Section 11.10 hereof, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and (B) the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to any security interest granted pursuant to the Loan Documents.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO FIXED RATE LOANS; INCREASED CAPITAL; TAXES

Section	3.1.	Requirements of Law.

a.	If any Change in Law shall:

i.

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;

ii.

subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in subparts (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Loan, Letter of Credit, or commitment or other obligation hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

iii.

impose on any Lender or the Issuing Lender or the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining any Loan or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

b.

If any Lender shall have determined that, after the Closing Date, any Change in Law regarding capital adequacy or liquidity, or liquidity requirements, or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the method for calculating such amount), the Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

c.

For purposes of this Section 3.1 and Section 3.5 hereof, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

d.

A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable.  The obligations of the Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section	3.2.	Taxes.

a.	Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

i.

Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the reasonable discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

ii.

If any Credit Party or the Administrative Agent shall be required by the Code or any other applicable Laws to withhold or deduct any Taxes, including United States federal backup withholding, United States withholding taxes and non-United States withholding taxes, from any payment, then (A) such Credit Party or the Administrative Agent as required by the Code or such Laws shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by the Code or such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.2), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

b.

Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

c.	Tax Indemnifications.

i.

Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

ii.

Each Lender and the Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and, without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) hereof relating to the maintenance of a Participant Register, and (C) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or the Issuing Lender, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the Issuing Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subpart (ii).

d.

Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, as provided in this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

e.	Status of Lenders; Tax Documentation.

i.

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender.

ii.	Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

A.

any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

B.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1.

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (y) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (z) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2.	executed originals of IRS Form W-8ECI;

3.

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

4.

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and other certification documents from each beneficial owner, as applicable; provided that if, the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit F-4 hereto on behalf of each such direct and indirect partner;

C.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

D.

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subpart (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

iii.

Each Lender agrees that if, any form or certification it previously delivered pursuant to this Section 3.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

f.

Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be.  If any Recipient determines, in its sole but reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.2, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 3.2 with respect to the Taxes giving rise to such refund); net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to such Credit Party pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

g.

Survival.  Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.

Section	3.3.

Funding Losses.  The Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of SOFR Loans or Alternate Currency Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from SOFR Loans or Alternate Currency Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a SOFR Loan or Alternate Currency Loan on a day that is not the last day of an Interest Period applicable thereto, (d) any conversion of a Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (e) any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 11.3(c) or 11.10 hereof. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Borrower (with a copy to the Administrative Agent) by any Lender shall be conclusive absent manifest error.  The obligations of the Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section	3.4.

Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an Affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section	3.5.	Fixed Rate Lending Unlawful; Inability to Determine Rate.

a.

If the Administrative Agent determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for a Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to Daily Simple SOFR, Term SOFR or any Alternate Currency Rate, or to determine or charge interest rates based upon Daily Simple SOFR, Term SOFR or any Alternate Currency Rate, then, upon notice thereof to the Borrower, (a) any obligation of Lenders to make, continue or convert to SOFR Loans or Alternate Currency Loans, as applicable, shall be suspended, and (b) the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of Base Rate, in each case until the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from the Administrative Agent, prepay or, if applicable, convert all SOFR Loans and Alternate Currency Loans, as applicable, to Base Rate Loans (and in such case the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of Base Rate), (A) on the Interest Payment Date therefor, if the Administrative Agent may lawfully continue to maintain such SOFR Loans or Alternate Currency Loans to such day, or immediately, if the Administrative Agent may not lawfully continue to maintain such SOFR Loans Alternate Currency Loans or (B) on the last day of the Interest Period therefor if the Administrative Agent may lawfully continue to maintain such SOFR Loans or Alternate Currency Loans to such day, or immediately, if the Administrative Agent may not lawfully continue to maintain such SOFR Loans or Alternate Currency Loans and (ii) the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to the Adjusted Term SOFR component thereof until it is no longer illegal for the Administrative Agent to determine or charge interest rates based upon Daily Simple SOFR or Term SOFR.  Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 3.3 hereof.

b.

If the Administrative Agent determines (which determination shall be conclusive and binding on the Borrower) that “Adjusted Daily Simple SOFR”, “Adjusted Term SOFR” or any Alternate Currency Rate cannot be determined pursuant to the definition thereof other than due to a Benchmark Transition Event, the Administrative Agent will promptly so notify the Borrower.  Upon notice thereof by the Administrative Agent to the Borrower, (i) any obligation of the Lenders to make or continue SOFR Loans or the applicable Alternate Currency Loans shall be suspended, (ii) all SOFR Loans or applicable Alternate Currency Loans shall be immediately converted to Base Rate Loans (and in such case, with respect to the inability to determine “Adjusted Daily Simple SOFR” or “Adjusted Term SOFR”, the Base Rate shall be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of Base Rate) and (iii) with respect to the inability to determine “Adjusted Daily Simple SOFR” or “Adjusted Term SOFR”, the component of Base Rate based upon the Adjusted Term SOFR will not be used in any determination of Base Rate until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or applicable Alternate Currency Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein.  Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 3.3 hereof.

c.

If the Administrative Agent determines (which determination shall be conclusive and binding on the Borrower) that “Adjusted Daily Simple SOFR”, “Adjusted Term SOFR” or any Alternate Currency Rate cannot be determined pursuant to the definition thereof as a result of a Benchmark Transition Event, the Administrative Agent will promptly so notify the Borrower, and the provisions of Section 3.8 hereof shall be applicable.  Upon notice thereof by the Administrative Agent to the Borrower, (i) any obligation of the Lenders to make or continue SOFR Loans or the applicable Alternate Currency Loans shall be suspended, (ii) all SOFR Loans or applicable Alternate Currency Loans shall be immediately converted to Base Rate Loans (and in such case, with respect to the inability to determine “Adjusted Daily Simple SOFR” or “Adjusted Term SOFR”, the Base Rate shall be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of Base Rate) and (iii) with respect to the inability to determine “Adjusted Daily Simple SOFR” or “Adjusted Term SOFR”, the component of Base Rate based upon Adjusted Term SOFR will not be used in any determination of Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or applicable Alternate Currency Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein. Unless and until the Administrative Agent and the Borrower have amended this Agreement to provide for a Benchmark Replacement in accordance with Section 3.8 hereof, all affected Loans shall be Base Rate Loans.

Section	3.6.

Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a Fixed Rate Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) the Borrower shall be liable to such replaced Lender under Section 3.3 hereof if any Fixed Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement Lender, if not already a Lender, shall be satisfactory to the Administrative Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.9 hereof (provided that the Borrower (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be; provided that a Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to replace such Lender cease to apply.

Section	3.7.

Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Fixed Rate Loan or Alternate Currency Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the rate applicable the applicable Fixed Rate Loan or Alternate Currency Loan, as applicable, for such Interest Period.  In addition, each Lender may (at its option, provided that such election shall not adversely affect the Companies), fund its portion of a Loan requested by the Borrower by causing any foreign or domestic branch or affiliate of such Lender to provide such funding; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, and such Lender and its affiliate or branch shall cooperate and communicate with the Administrative Agent in order to coordinate such arrangement.  Each of the Administrative Agent and each Lender at its option may make any Loans or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrower to repay any Loan in accordance with the terms of this Agreement.  Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, such provisions that would be applicable with respect to Loans actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender. “Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

Section	3.8.	Permanent Inability to Determine Rate; Benchmark Replacement.

a.

Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.8), upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current applicable Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current applicable Benchmark with a Benchmark Replacement pursuant to this Section 3.8 will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this subpart (a), all Loans based on such Benchmark shall be converted into Base Rate Loans in accordance with the provisions of Section 3.5 hereof.

b.

Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

c.

Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(d) hereof.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8, and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

d.

Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current applicable Benchmark is a term rate (including the Term SOFR Reference Rate and EURIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

e.

Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable SOFR Loan and Alternate Currency Loan of, conversion to or continuation of such Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Base Rate.

ARTICLE IV. CONDITIONS PRECEDENT

Section	4.1.

Conditions to Each Credit Event.  The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

a.	all conditions precedent as listed in Section 4.2 hereof shall have been satisfied prior to or as of the first Credit Event;

b.	the Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.6 hereof;

c.

Except in the case of a Borrowing on the Project Everest Closing Date in connection with the Project Everest Acquisition (as to which only the Project Everest Acquisition Conditions shall apply), no Default or Event of Default shall then exist or immediately after such Credit Event would exist;

d.

Except in the case of a Borrowing on the Project Everest Closing Date in connection with the Project Everest Acquisition (as to which only the Project Everest Acquisition Conditions shall apply), each of the representations and warranties contained in Article VI hereof shall be true and correct as if made on and as of the date of such Credit Event (except to the extent that any thereof expressly relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

e.

with respect to each request by the Borrower for an Alternate Currency Loan, there shall not have occurred any change in any national or international financial, political or economic conditions or currency exchange rates or exchange controls that, in the reasonable opinion of the Administrative Agent and the Required Lenders would make it impracticable for such Loan to be denominated in the relevant Alternate Currency.

Each request by the Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c), (d) and (e) above.

Section	4.2.

Conditions to the First Credit Event.  The Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date.  The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in the first Credit Event is subject to the Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

a.

Notes as Requested.  The Borrower shall have executed and delivered to (i) each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

b.

Guaranty of Payment and Security Document Confirmations.  The Borrower and each Guarantor of Payment shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, confirmation of the continuing use and effectiveness of (i) each Guaranty of Payment executed by such Guarantor of Payment in connection with the Original Credit Agreement, and (ii) each Security Document executed by the Borrower or such Guarantor of Payment, as applicable, in connection with the Original Credit Agreement.

c.

Real Estate Matters.  With respect to each parcel of the Real Property owned by a Company, the Borrower delivered to the Administrative Agent evidence that no portion of such Real Property was located in a Special Flood Hazard Area or was otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency (or, if such Real Property was located in a Special Flood Hazard Area, an acknowledged notice to the Borrower and flood insurance).

d.

Lien Searches.  With respect to the property owned or leased by the Borrower and each Guarantor of Payment, and any other property securing the Secured Obligations, the Borrower shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code lien searches satisfactory to the Administrative Agent, (ii) except as otherwise provided for in Section 4.3(d) hereof, the results of federal and state tax lien and judicial lien searches and pending litigation and bankruptcy searches, in each case satisfactory to the Administrative Agent, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

e.

Officer’s Certificate, Resolutions, Organizational Documents.  The Borrower shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents and the execution and performance of other Related Writings to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

f.

Good Standing and Full Force and Effect Certificates.  The Borrower shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

g.

Legal Opinion.  The Borrower shall have delivered to the Administrative Agent an opinion of counsel for the Borrower and each other Credit Party (other than with respect to rms Connectors, LLC, a Minnesota limited liability company, for which an opinion of counsel was recently delivered in connection with such entity becoming a Credit Party).

h.

Insurance Certificates.  The Borrower shall have delivered to the Administrative Agent certificates of insurance on ACORD 25 and 27 or 28 form satisfactory to the Administrative Agent, providing for adequate real property, personal property and liability insurance for each Company, with the Administrative Agent, on behalf of the Lenders, listed as mortgagee, lender’s loss payee and additional insured, as appropriate.

i.

Administrative Agent Fee Letter, Closing Fee Letter and Other Fees.  The Borrower shall have (i) executed and delivered to the Administrative Agent the Administrative Agent Fee Letter and paid to the Administrative Agent the fees stated therein required to be paid on the Closing Date, (ii) executed and delivered to the Administrative Agent the Closing Fee Letter and paid to the Administrative Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents.

j.

Closing Certificate.  The Borrower shall have delivered to the Administrative Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists or immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date (except to the extent that any thereof expressly relate to a specific earlier date, in which case such representations and warranties are true and correct as of such earlier date).

k.

Letter of Direction.  The Borrower shall have delivered to the Administrative Agent a letter of direction authorizing the Administrative Agent to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

l.

No Material Adverse Change. No material adverse change, in the reasonable judgment of the Administrative Agent, shall have occurred in the financial condition, operations or prospects of the Companies since December 31, 2020.

m.

KYC Information.  Upon the request of any Lender, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

n.

Miscellaneous.  The Borrower shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

Section	4.3.

Post-Closing Conditions. On or before each of the dates specified in this Section 4.3 (unless a longer period is agreed to by the Administrative Agent in writing), the Borrower shall satisfy each of the following items specified in the subsections below:

a.

Insurance Endorsements. By no later than thirty (30) days after the Closing Date, the Borrower shall deliver to the Administrative Agent insurance policy endorsements satisfactory to the Administrative Agent, providing for adequate personal property and liability insurance for each Company, with the Administrative Agent listed as mortgagee, lender’s loss payee and additional insured, as appropriate.

b.

Deposit Account Control Agreement. By no later than thirty (30) days after the Closing Date, the Borrower shall deliver to the Administrative Agent a Deposit Account Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, for the Deposit Account of the Borrower held at Bank of America having the account number previously disclosed to the Administrative Agent.

c.

Pledged Securities (Foreign Subsidiaries). By no later than thirty (30) days after the Closing Date, the Borrower shall deliver to the Administrative Agent, for the benefit of the Lenders, the Pledged Securities (to the extent such Pledged Securities are certificated) representing the equity interests in Foreign Subsidiaries owned by the Borrower and each Guarantor of Payment (to the extent such Pledged Securities were not previously delivered to the Administrative Agent).

d.

Certain Lien Searches. By no later than thirty (30) days after the Closing Date, the Borrower shall deliver to the Administrative Agent the results of certain tax, judgment and/or litigation searches for certain of the Credit Parties satisfactory to the Administrative Agent, in each case as previously identified between the Administrative Agent and the Borrower.

ARTICLE V. COVENANTS

Section	5.1.

Insurance.  Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property (including, if applicable, flood insurance as required pursuant to Section 5.29 hereof) in such form, written by such companies, in such amounts, for such periods, and against such risks as may be acceptable to the Administrative Agent, with provisions satisfactory to the Administrative Agent for, with respect to Credit Parties, payment of all losses thereunder to the Administrative Agent, for the benefit of the Lenders, and such Company as their interests may appear (with lender’s loss payable and additional insured endorsements, as appropriate, in favor of the Administrative Agent, for the benefit of the Lenders), and, if required by the Administrative Agent, the Borrower shall deposit the policies with the Administrative Agent.  Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to the Administrative Agent and the Lenders.  Any sums received by the Administrative Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of the Administrative Agent, be applied upon the Obligations whether or not the same is then due and payable, or may be delivered to the Companies for the purpose of replacing, repairing, or restoring the insured property.  The Administrative Agent is hereby authorized to act as attorney-in-fact for the Companies in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts.  In the event of failure to provide such insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and the Borrower shall pay to the Administrative Agent, upon demand, the cost thereof. Should the Borrower fail to pay such sum to the Administrative Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate.  Within ten days of the Administrative Agent’s written request, the Borrower shall furnish to the Administrative Agent such information about the insurance of the Companies as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer.

Section	5.2.

Money Obligations.  Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section	5.3.	Financial Statements and Information.

a.

Quarterly Financials.  The Borrower shall deliver to the Administrative Agent and the Lenders, within forty-five (45) days after the end of the first three quarterly periods of each fiscal year of the Borrower (or, if earlier, within five days after the date which the Borrower shall be required to submit its Form 10-Q), balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated and consolidating (in accordance with GAAP) basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by a Financial Officer.

b.

Annual Audit Report.  The Borrower shall deliver to the Administrative Agent and the Lenders, within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, within five days after the date which the Borrower shall be required to submit its Form 10-K), an annual audit report of the Companies for that year prepared on a Consolidated and consolidating (in accordance with GAAP) basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to the Administrative Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

c.

Compliance Certificate.  The Borrower shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

d.

Management Reports.  The Borrower shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the quarterly and annual financial statements set forth in subsections (a) and (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the systems, operations, financial condition or properties of the Companies.

e.

Annual Budget.  The Borrower shall deliver to the Administrative Agent and the Lenders, within forty-five (45) days after the end of each fiscal year of the Borrower, an annual budget of the Companies for the next fiscal year, to be in form and detail reasonably satisfactory to the Administrative Agent.

f.

SEC Reporting; Electronic Delivery; Final Statements.  Notwithstanding anything to the contrary contained in this Agreement, all financial statements and reports required hereunder (including, without limitation, those required pursuant to Section 5.3(a) and (b) hereof) shall, upon notice of such filing from the Borrower to the Administrative Agent, be deemed delivered to the Administrative Agent and the Lenders upon delivery of such financial statements and reports to the SEC pursuant to the Borrower’s public company reporting requirements (and such financial statements and reports shall be readily available to the Administrative Agent and Lenders).  In addition, upon the filing of the Borrower’s 10-Q report with the SEC for any fiscal quarter, such report shall be deemed to satisfy the requirements of Section 5.3(a) hereof, and upon the filing of the Borrower’s 10-K report with the SEC for any fiscal year, such report shall be deemed to satisfy the requirements of Section 5.3(b) hereof. All financial statements and reports required to be delivered pursuant to this Section 5.3 may, at the Borrower’s option, be delivered via electronic mail in accordance with Section 11.4 hereof.

g.

Financial Information of the Companies.  The Borrower shall deliver to the Administrative Agent and the Lenders, within ten days of the written request of the Administrative Agent or any Lender, such other information about the financial condition, properties and operations of any Company as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to the Administrative Agent or such Lender and certified by a Financial Officer of the Company or Companies in question.

Section	5.4.

Financial Records.  Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit the Administrative Agent or any Lender, or any representative of the Administrative Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section	5.5.	Franchises; Change in Business.

a.

Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

b.

No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section	5.6.

ERISA Pension and Benefit Plan Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan.  The Borrower shall furnish to the Administrative Agent and the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred for which notice is required to be provided to the PBGC, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.  The Borrower shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that a material ERISA Event shall have occurred, such Company shall provide the Administrative Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.  The Borrower shall, at the request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

Section	5.7.	Financial Covenants.

a.

Leverage Ratio.  The Borrower shall not suffer or permit at any time the Leverage Ratio, as of the end of each fiscal quarter of the Borrower, to exceed 3.50 to 1.00 (or, if applicable, 4.00 to 1.00 during any Leverage Ratio Step-Up Period).

b.	Fixed Charge Coverage Ratio. The Borrower shall not suffer or permit at any time the Fixed Charge Coverage Ratio, as of the end of each fiscal quarter of the Borrower, to be less than 1.25 to 1.00.

Section	5.8.	Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

a.	the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

b.

any loans granted to, or Capitalized Lease Obligations entered into by, any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Five Million Dollars ($5,000,000) at any time outstanding;

c.

the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

d.	loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;

e.	Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

f.	Permitted Foreign Subsidiary Loans, Guaranties and Investments;

g.

other unsecured or secured Indebtedness in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies at any time outstanding not to exceed the greater of (x) Thirty Million Dollars ($30,000,000) and (y) Twenty Percent (20%) of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements have been delivered under this Agreement; and

h.

intercompany loans made in connection with, and in order to consummate, the Project Everest Acquisition (as contemplated by the Project Everest Acquisition Agreement as in effect on the Second Amendment Effective Date, including by way of intercompany loan or transfer to a Subsidiary of the Borrower to consummate the Project Everest Acquisition).

Section	5.9.

Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

a.	Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

b.

other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

c.	any Lien granted to the Administrative Agent, for the benefit of the Lenders (and Affiliates thereof);

d.

the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased;

e.

purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

f.	easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company; or

g.

other Liens, in addition to the Liens listed above securing amounts, in the aggregate for all Companies, not to exceed the greater of (x) Thirty Million Dollars ($30,000,000) and (y) Twenty Percent (20%) of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements have been delivered under this Agreement; provided, that, any such Liens incurred in connection with the incurrence of Indebtedness on a pari passu or junior basis to the Obligations shall be subject to a customary intercreditor agreement or arrangement, each pursuant to terms reasonably satisfactory to the Administrative Agent.

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit the Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section	5.10.

Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section	5.11.

Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

i.	any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

ii.

any investment in direct obligations of the United States or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;

iii.

any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;

iv.

the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

v.

(a) loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8(d) hereof) of, a Company from or by a Company so long as each such Company is a Credit Party and (b) investments by any Company in any Company that is not a Credit Party, in an amount not to exceed Twenty Million Dollars ($20,000,000) in the aggregate for all such investments;

vi.

any investment by a Company in a joint venture made in connection with an acquisition permitted pursuant to the terms hereof, so long as the aggregate amount of all such investments of all Companies made on or after the Closing Date does not exceed One Million Dollars ($1,000,000) (as determined when each such investment is made);

vii.

any advance or loan to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding; or

viii.

the Project Everest Acquisition and any intercompany investments made in connection with, and in order to consummate, the Project Everest Acquisition (as contemplated by the Project Everest Acquisition Agreement as in effect on the Second Amendment Effective Date, including by way of intercompany loan or transfer to a Subsidiary of the Borrower to consummate the Project Everest Acquisition).

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.

Section	5.12.

Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

a.

a Company (other than the Borrower) may merge with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that at least one Guarantor of Payment shall be the continuing or surviving Person);

b.	a Company (other than the Borrower) may sell, lease, transfer or otherwise dispose of any of its assets to (i) the Borrower or (ii) any Guarantor of Payment;

c.	a Company (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Company;

d.	a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business;

e.	with respect to a merger, amalgamation or consolidation, Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof;

f.

the Borrower may consummate the New Jersey Real Property Disposition so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the consideration received for the New Jersey Real Property Disposition represents the fair market value thereof (as determined in good faith by the board of directors of the Borrower) and all of such consideration is paid in Dollars;

g.	the Borrower may sell or dispose of its assets (not otherwise permitted hereunder) so long as:

i.	no Default or Event of Default shall have occurred and be continuing or would result therefrom;

ii.

the consideration received with respect to such disposition represents the fair market value of the assets being sold (as determined in good faith by the board of directors of the Borrower) and all of such consideration is paid in Dollars; and

iii.	the amount of proceeds for each such disposition does not exceed Five Million Dollars ($5,000,000) per each such disposition;

h.	any Dormant Subsidiary may be dissolved; and

i.	the Borrower may consummate the Pennsylvania Real Property Disposition.

Section	5.13.	Acquisitions. No Company shall effect an Acquisition; provided that a Company may effect any Acquisition so long as such Acquisition meets all of the following requirements:

a.	in the case of an Acquisition that involves a merger, amalgamation or other combination including the Borrower, the Borrower shall be the surviving entity;

b.	in the case of an Acquisition that involves a merger, amalgamation or other combination including a Credit Party (other than the Borrower), a Credit Party shall be the surviving entity;

c.	the business to be acquired shall be similar, or related to, or incidental or complimentary to the lines of business of the Companies;

d.	the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to such Acquisition;

e.	no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition, thereafter shall begin to exist;

f.	such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired; and

g.	the Borrower shall have provided to the Administrative Agent and the Lenders, at least twenty (20) days prior to such Acquisition, historical financial statements of the target entity;

h.

the Borrower shall have delivered to the Administrative Agent, at least five (5) days prior to such Acquisition, a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition; and

i.

the Leverage Ratio, both prior to and after giving pro forma effect to such Acquisition, is no greater than the ratio that is one-quarter turn (0.25x) below the Leverage Ratio requirement then in effect, as set forth in Section 5.7(a) hereof.

For the avoidance of doubt, the Project Everest Acquisition shall be permitted.

Section	5.14.	Notice. The Borrower shall cause a Financial Officer to promptly notify the Administrative Agent and the Lenders, in writing, whenever any of the following shall occur:

a.

a Default or Event of Default may occur, or has occurred, hereunder (together with a description in reasonable detail of the events giving rise to such Default or Event of Default) or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;

b.	the Borrower learns of a litigation or proceeding against the Borrower before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect; or

c.	the Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section	5.15.

Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that, the Companies may make Capital Distributions so long as (a) no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, and (b) both immediately prior to and after giving pro forma effect to such payment, the Borrower is in compliance with the financial covenants pursuant to Section 5.7 hereof.

Section	5.16.

Environmental Compliance.  Each Company shall comply in all respects with any and all Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise, except where the failure to comply would not result in a material expenditure or loss to such Company.  The Borrower shall furnish to the Administrative Agent and the Lenders, within ten Business Days after receipt thereof, a copy of any notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law, except where the release or disposal or the failure to comply would not result in a material expenditure or loss to such Company. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.  The Borrower shall defend, indemnify and hold the Administrative Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section	5.17.

Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) in an amount greater than Five Million Dollars ($5,000,000) per each such transaction or series of transactions with any Affiliate of a Company (other than a Company that is a Subsidiary of the Borrower) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate of a Company; provided that the foregoing shall not prohibit (i) the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate of a Company, (ii) intercompany transactions in connection with the Project Everest Acquisition on the Project Everest Closing Date, (iii) payment of the Project Everest Earnout or (iv) Project Everest Purchase Option.

Section	5.18.

Use of Proceeds.  The Borrower’s use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies, for the refinancing of existing Indebtedness and for Acquisitions permitted hereunder.  The Borrower’s use of proceeds of the Project Everest Incremental Revolving Loans shall be (i) to consummate, directly or indirectly, all or part of the Project Everest Acquisition, (ii) to pay fees, costs and expenses associated with the Project Everest Acquisition and (iii) as additional cash on the balance sheet of the Borrower and its Subsidiaries. The Borrower will not, directly or indirectly, use the proceeds of the Loans and Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

Section	5.19.

Corporate Names and Locations of Collateral. No Company shall (a) change its corporate name, or (b) change its state, province or other jurisdiction, or form of organization, or extend or continue its existence in or to any other jurisdiction (other than its jurisdiction of organization at the date of this Agreement); unless, in each case, the Borrower shall have provided the Administrative Agent and the Lenders with at least ten days prior written notice thereof.  The Borrower shall also provide the Administrative Agent with at least ten days prior written notification of (i) any change in any location where any Company’s Inventory or Equipment is maintained, and any new locations where any Company’s Inventory or Equipment is to be maintained; (ii) any change in the location of the office where any Company’s records pertaining to its Accounts are kept; (iii) the location of any new places of business and the changing or closing of any of its existing places of business; and (iv) any change in the location of any Company’s chief executive office.  In the event of any of the foregoing or if otherwise deemed appropriate by the Administrative Agent, the Administrative Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s sole discretion, to perfect or continue perfected the security interest of the Administrative Agent, for the benefit of the Lenders, in the Collateral.  The Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse the Administrative Agent therefor if the Administrative Agent pays the same. Such amounts not so paid or reimbursed shall be Related Expenses hereunder

Section	5.20.	Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

a.

Guaranties and Security Documents.  Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Security Agreement (or a Security Agreement Joinder) and Mortgages, as appropriate, such agreements to be prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by the Administrative Agent.  With respect to a Subsidiary that has been classified as a Dormant Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Dormant Subsidiary, the Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.  If at any time a Subsidiary that is a Guarantor of Payment meets the requirements of subparts (b) and (c) set forth in the definition of Dormant Subsidiary, the Borrower may request (approval of such request not to be unreasonably withheld) that the Administrative Agent release such Subsidiary from being a Guarantor of Payment and thereafter be classified as a Dormant Subsidiary.

b.

Pledge of Stock or Other Ownership Interest.  With respect to the creation or acquisition of a Subsidiary (that is not a Subsidiary of a CFC), the Borrower shall deliver to the Administrative Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and executed by the appropriate Credit Party; provided that no such pledge shall include shares of voting capital stock or other voting equity interests of any Foreign Subsidiary that is a CFC in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such Foreign Subsidiary, whether held directly or indirectly through a disregarded entity.

c.

Perfection or Registration of Interest in Foreign Shares.  With respect to any foreign shares pledged to the Administrative Agent, for the benefit of the Lenders, on or after the Closing Date, the Administrative Agent shall at all times, in the discretion of the Administrative Agent or the Required Lenders, have the right to perfect, at the Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Company promptly execute and deliver to the Administrative Agent a separate pledge document (prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies in respect thereof.  Notwithstanding the foregoing, if the Administrative Agent, in its reasonable discretion, after consultation with the Borrower, determines that the cost of perfecting in a foreign jurisdiction, the security interest of the Administrative Agent, for the benefit of the Lenders, in the Pledged Securities relating to any Foreign Subsidiary, (i) is impractical or cost-prohibitive or (ii) the benefits obtained by such action are outweighed by the burdens of obtaining the same, then the Administrative Agent may agree to forego (until such time as the Administrative Agent determines it is practical to so perfect such interest) the foreign perfection of such security interest.

Section	5.21.	Collateral. The Borrower shall:

a.

at all reasonable times and, except after the occurrence of an Event of Default, upon reasonable notice, allow the Administrative Agent by or through any of the Administrative Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from the Borrower’s books and other records, including, without limitation, the tax returns of the Borrower, (ii) arrange for verification of the Borrower’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, and (iii) examine and inspect the Borrower’s Inventory and Equipment, wherever located;

b.

promptly furnish to the Administrative Agent upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of the Borrower’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as the Administrative Agent or such Lender may request;

c.

promptly notify the Administrative Agent in writing upon the acquisition or creation by any Company of a Deposit Account or Securities Account not listed on the notice provided to the Administrative Agent pursuant to Section 6.19 hereof, and, prior to or simultaneously with the creation of such Deposit Account or Securities Account (unless a longer period is agreed to in writing by the Administrative Agent), provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by the Administrative Agent or the Required Lenders; provided that a Control Agreement shall not be required for a Deposit Account or Securities Account so long as (i) the balance of such Deposit Account or Securities Account does not exceed One Hundred Thousand Dollars ($100,000) at any time, and (ii) the aggregate balance in all such Deposit Accounts and Securities Accounts (that are not maintained with the Administrative Agent) that are not subject to a Control Agreement does not exceed One Million Dollars ($1,000,000) at any time;

d.

promptly notify the Administrative Agent in writing whenever the Equipment or Inventory of a Company is located at a location of a third party (other than another Company) that is not listed on Schedule 6.9 hereto and cause to be executed any Landlord’s Waiver, Bailee’s Waiver, Processor’s Waiver, Consignee’s Waiver or similar document or notice that may be required by the Administrative Agent or the Required Lenders; provided that the Borrower shall not be required to deliver a Landlord’s Waiver, Bailee’s Waiver, Processor’s Waiver, Consignee’s Waiver or similar document for any Equipment or Inventory located at such location to the extent that (i) the aggregate value of all Equipment and Inventory of all Companies maintained at such location does not exceed Five Hundred Thousand Dollars ($500,000), and (ii) the aggregate value of all Equipment and Inventory of all Companies at all third party locations (that are not subject to a Landlord’s Waiver, Bailee’s Waiver, Processor’s Waiver, Consignee’s Waiver or similar document) does not exceed Three Million Dollars ($3,000,000);

e.

promptly notify the Administrative Agent and the Lenders in writing of any information that the Borrower has or may receive with respect to the Collateral or the Real Property that might reasonably be determined to materially and adversely affect the value thereof or the rights of the Administrative Agent and the Lenders with respect thereto;

f.

maintain the Borrower’s Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

g.

deliver to the Administrative Agent, to hold as security for the Secured Obligations all certificated Investment Property owned by the Borrower, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent;

h.

provide to the Administrative Agent, on a quarterly basis (as necessary), a list of any patents, trademarks or copyrights that have been federally registered by the Borrower or a Domestic Subsidiary during such quarter, and provide for the execution of an appropriate Intellectual Property Security Agreement;

i.

deliver to the Administrative Agent evidence of flood insurance for the 215 Van Vorst Street, Jersey City, New Jersey location of the Borrower if, at any time, the fair market value of personal property located at such location exceeds Ten Thousand Dollars ($10,000); and

j.

upon request of the Administrative Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as the Administrative Agent may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Administrative Agent and the Lenders their respective rights hereunder and in or to the Collateral and the Real Property.

The Borrower hereby authorizes the Administrative Agent, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral.  If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of the Borrower, the Borrower shall, upon request of the Administrative Agent, (i) execute and deliver to the Administrative Agent a short form security agreement, prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and (ii) deliver such certificate or application to the Administrative Agent and cause the interest of the Administrative Agent, for the benefit of the Lenders, to be properly noted thereon.  The Borrower hereby authorizes the Administrative Agent or the Administrative Agent’s designated agent (but without obligation by the Administrative Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and the Borrower shall promptly repay, reimburse, and indemnify the Administrative Agent for any and all Related Expenses.  If the Borrower fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, the Administrative Agent may (but shall not be required to) so maintain or repair all or any part of the Borrower’s Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to the Administrative Agent upon demand therefor; the Administrative Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at the Administrative Agent or the Revolving Loans.

Section	5.22.	Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral.

a.

Generally.  The Borrower shall provide the Administrative Agent with prompt written notice with respect to any real or personal property (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business) acquired by any Company subsequent to the Closing Date.  In addition to any other right that the Administrative Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Administrative Agent, whenever made, the Borrower shall, and shall cause each Guarantor of Payment to, grant to the Administrative Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on any owned real property (with a fair market value in excess of One Million Dollars ($1,000,000)) or personal property of the Borrower and each Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Administrative Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which the Administrative Agent does not have a first priority Lien; provided that, if, at any time, the Companies own real property that is not subject to a mortgage and that has an aggregate fair market value of greater than One Million Dollars ($1,000,000), the Borrower shall promptly, upon written request of the Administrative Agent, cause one or more Companies to grant to the Administrative Agent, for the benefit of the Lenders, a first priority security interest in such real property, so that the aggregate fair market value of owned real property of the Companies that is not subject to a mortgage is less than or equal to One Million Dollars ($1,000,000).  The Borrower agrees that, within thirty (30) days after the date of such written request (but subject to the timing restrictions set forth in subpart (b) below and unless a longer period is agreed to in writing by the Administrative Agent), to secure all of the Secured Obligations by delivering to the Administrative Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as the Administrative Agent may require.  The Borrower shall pay all recordation, legal and other expenses in connection therewith.

b.

Special Conditions Precedent to the Pledge of Real Property.  Notwithstanding the foregoing, no Credit Party shall pledge any real property until (a) the date that is thirty (30) days after the Administrative Agent or the Borrower has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Credit Party of that fact and (if applicable) notification to the applicable Credit Party that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Credit Party of such notice; and (iii) if such notice is required to be provided to the applicable Credit Party and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (b) the Administrative Agent shall have received written confirmation (which may be delivered electronically) from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

Section	5.23.

Restrictive Agreements. Except as set forth in this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to the Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to the Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to the Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section	5.24.

Other Covenants and Provisions.  In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants and defaults contained therein shall be more restrictive than the covenants and defaults set forth herein, then the Companies shall immediately be bound hereunder (without further action) by such more restrictive covenants and defaults with the same force and effect as if such covenants and defaults were written herein.  In addition to the foregoing, the Borrower shall provide prompt written notice to the Administrative Agent of the creation or existence of any Material Indebtedness Agreement that has such more restrictive covenants and defaults, and shall, within fifteen (15) days thereafter (if requested by the Administrative Agent), execute and deliver to the Administrative Agent an amendment to this Agreement that incorporates such more restrictive covenants and defaults, with such amendment to be in form and substance satisfactory to the Administrative Agent.

Section	5.25.

Guaranty Under Material Indebtedness Agreement. No Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section	5.26.

Amendment of Organizational Documents.  Without the prior written consent of the Administrative Agent, no Company shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or its form of organization.

Section	5.27.

Fiscal Year of Borrower.  The Borrower shall not change the date of its fiscal year-end without the prior written consent of the Administrative Agent and the Required Lenders. As of the Closing Date, the fiscal year end of the Borrower is December 31 of each year.

Section	5.28.

Further Assurances.  The Borrower shall, and shall cause each other Credit Party to, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section	5.29.

Flood Hazard.  If any portion of any Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Credit Parties to maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in such reasonable total amount as the Administrative Agent and the Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and (b) promptly upon request of the Administrative Agent or any Lender, deliver to the Administrative Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and such Lender, including, without limitation, evidence of annual renewals of such insurance.  Any increase, extension or renewal of the Commitment shall be subject to flood insurance due diligence and flood insurance compliance satisfactory to the Administrative Agent.

Section	5.30.

Beneficial Ownership. Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Section	5.31.

Compliance with Laws.  The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws and applicable Sanctions.  The Borrower shall maintain in effect and enforce such policies and procedures as it has determined to be reasonably necessary to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section	6.1.

Corporate Existence; Subsidiaries; Foreign Qualification.  Each Company is duly organized or incorporated, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the Laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, the Borrower and each Subsidiary of the Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state (or jurisdiction) of formation, its relationship to the Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company, each Company’s tax identification number, the location of its chief executive office and its principal place of business. Except as set forth on Schedule 6.1 hereto, the Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries.

Section	6.2.

Corporate Authority.  Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents.  The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms.  The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section	6.3.	Compliance with Laws and Contracts. Each Company:

a.

holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable Laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

b.

is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

c.

is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

d.

has ensured that no Company, or to the knowledge of any Company, any director or officer of a Company, is a Person that is, or is owned or controlled, by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;

e.	is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering Laws and regulations;

f.	is in compliance with Anti-Corruption Laws; and

g.	is in compliance with the Patriot Act.

Section	6.4.

Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect not fully covered by insurance and which is likely to result in any material adverse change in the Borrower’s or any Subsidiary’s business, operations, properties or assets or its condition, financial or otherwise.

Section	6.5.

Title to Assets.  Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real estate listed on Schedule 6.5(a) hereto. As of the Closing Date the real estate listed on Schedule 6.5(b) hereto constitutes Real Property.

Section	6.6.

Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage or charge outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind.  The Administrative Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the collateral securing the Secured Obligations. No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or a contract or agreement entered into in the ordinary course of business that does not permit Liens on, or collateral assignment of, the property relating to such contract or agreement) that exists on or after the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section	6.7.

Tax Returns. All material federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all material taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein.  The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section	6.8.

Environmental Laws.  Each Company is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except where the release or disposal or the failure to comply would not result in a material expenditure or loss to such Company. No litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law, except where the release or disposal or the failure to comply would not result in a material expenditure or loss to such Company. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section	6.9.

Locations. As of the Closing Date, the Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Company’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party, and, if leased by a Company from a third party, if a Landlord’s Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Companies are located.

Section	6.10.

Continued Business.  There exists no actual, pending, or, to the Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section	6.11.

Employee Benefits Plans. Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable Law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan.  The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan.  With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply in all material respects with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies, in all material respects, the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to a material excise tax under Code Section 4972.  With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.  Any reference to “material” in this Section 6.11 shall have the same meaning as material under Section 5.6 hereof.

Section	6.12.

Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section	6.13.

Solvency.  The Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders.  The Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will the Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders.  The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder.  The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section	6.14.

Financial Statements.  The audited Consolidated financial statements of the Borrower for the fiscal year ended December 31, 2020 and the unaudited Consolidated financial statements of the Borrower for the fiscal quarter ended June 30, 2021, furnished to the Administrative Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section	6.15.

Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section	6.16.

Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subparts (a) through (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section	6.17.

Intellectual Property.  Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others. Schedule 6.17 hereto sets forth all federally registered patents, trademarks, copyrights, service marks and license agreements owned by each Company as of the Closing Date.

Section	6.18.

Insurance.  Each Company maintains with financially sound and reputable insurers insurance with coverage (including, if applicable, insurance coverage required by the National Flood Insurance Reform Act of 1994) and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section	6.19.

Deposit Accounts and Securities Accounts.  The Borrower has provided to the Administrative Agent a list of all banks, other financial institutions and Securities Intermediaries at which any Company maintains Deposit Accounts or Securities Accounts as of the Closing Date, which list correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section	6.20.

Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by the Borrower, there is no known fact that any Company has not disclosed to the Administrative Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section	6.21.

Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness. No Company is an EEA Financial Institution.

Section	6.22.	Defaults. No Default or Event of Default exists, nor will any begin to exist immediately after the execution and delivery hereof.

Section	6.23.	Beneficial Ownership. The information included in each Beneficial Ownership Certification most recently delivered to each Lender is true and correct in all respects.

ARTICLE VII. SECURITY

Section	7.1.

Security Interest in Collateral.  In consideration of and as security for the full and complete payment of all of the Secured Obligations, the Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders (and Affiliates thereof that hold Secured Obligations), a security interest in the Collateral.

Section	7.2.	Collections and Receipt of Proceeds by Borrower.

a.

Prior to the exercise by the Administrative Agent and the Required Lenders of their rights under Article IX hereof, both (i) the lawful collection and enforcement of all of the Borrower’s Accounts, and (ii) the lawful receipt and retention by the Borrower of all Proceeds of all of the Borrower’s Accounts and Inventory shall be as the agent of the Administrative Agent and the Lenders.

b.

Upon written notice to the Borrower from the Administrative Agent after the occurrence of an Event of Default, a Cash Collateral Account shall be opened by the Borrower at the main office of the Administrative Agent (or such other office as shall be designated by the Administrative Agent) and all such lawful collections of the Borrower’s Accounts and such Proceeds of the Borrower’s Accounts and Inventory shall be remitted daily by the Borrower to the Administrative Agent in the form in which they are received by the Borrower, either by mailing or by delivering such collections and Proceeds to the Administrative Agent, appropriately endorsed for deposit in the Cash Collateral Account.  In the event that such notice is given to the Borrower from the Administrative Agent, the Borrower shall not commingle such collections or Proceeds with any of the Borrower’s other funds or property, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for the Administrative Agent, for the benefit of the Lenders.  In such case, the Administrative Agent may, in its sole discretion, and shall, at the request of the Required Lenders, at any time and from time to time after the occurrence of an Event of Default, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Secured Obligations in accordance with this Agreement.  If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against the Administrative Agent on its warranties of collection, the Administrative Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by the Borrower with the Administrative Agent or with any other Lender, and, in any event, retain the same and the Borrower’s interest therein as additional security for the Secured Obligations.  The Administrative Agent may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to the Borrower for use in the Borrower’s business.  The balance in the Cash Collateral Account may be withdrawn by the Borrower upon termination of this Agreement and payment in full of all of the Secured Obligations.

c.

After the occurrence of an Event of Default, at the Administrative Agent’s written request, the Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to the Administrative Agent, to which the Administrative Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of the Administrative Agent.

d.

The Administrative Agent, or the Administrative Agent’s designated agent, is hereby constituted and appointed attorney-in-fact for the Borrower with authority and power to endorse, after the occurrence of an Event of Default, any and all instruments, documents, and chattel paper upon the failure of the Borrower to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid, (ii) exercisable by the Administrative Agent at any time and without any request upon the Borrower by the Administrative Agent to so endorse, and (iii) exercisable in the name of the Administrative Agent or the Borrower.  The Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Neither the Administrative Agent nor the Lenders shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section	7.3.

Collections and Receipt of Proceeds by Administrative Agent.  The Borrower hereby constitutes and appoints the Administrative Agent, or the Administrative Agent’s designated agent, as the Borrower’s attorney-in-fact to exercise, at any time, after the occurrence of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:

a.

to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of the Administrative Agent or the Borrower, any and all of the Borrower’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral.  The Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  The Administrative Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

b.

to transmit to Account Debtors, on any or all of the Borrower’s Accounts, notice of assignment to the Administrative Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of the Administrative Agent or the Borrower, information concerning the Borrower’s Accounts and the amounts owing thereon;

c.

to transmit to purchasers of any or all of the Borrower’s Inventory, notice of the Administrative Agent’s security interest therein, and to request from such purchasers at any time, in the name of the Administrative Agent or the Borrower, information concerning the Borrower’s Inventory and the amounts owing thereon by such purchasers;

d.	to notify and require Account Debtors on the Borrower’s Accounts and purchasers of the Borrower’s Inventory to make payment of their indebtedness directly to the Administrative Agent;

e.

to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as the Administrative Agent, in its sole discretion, may deem to be advisable;

f.

to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of the Administrative Agent or the Borrower, and to withdraw any such suit or other proceeding.  The Borrower agrees to lend every assistance requested by the Administrative Agent in respect of the foregoing, all at no cost or expense to the Administrative Agent and including, without limitation, the furnishing of such witnesses and of such records and other writings as the Administrative Agent may require in connection with making legal proof of any Account.  The Borrower agrees to reimburse the Administrative Agent in full for all court costs and attorneys’ fees and every other cost, expense or liability, if any, incurred or paid by the Administrative Agent in connection with the foregoing, which obligation of the Borrower shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;

g.

to take or bring, in the name of the Administrative Agent or the Borrower, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

h.

to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into the Cash Collateral Account or, at the option of the Administrative Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

Section	7.4.

Administrative Agent’s Authority Under Pledged Notes. For the better protection of the Administrative Agent and the Lenders hereunder, the Borrower has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with the Administrative Agent, for the benefit of the Lenders.  The Borrower irrevocably authorizes and empowers the Administrative Agent, for the benefit of the Lenders, to (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in the Administrative Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse the Borrower’s name to each check or other writing received by the Administrative Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as the Administrative Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as the Administrative Agent, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate the Administrative Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.4 or prohibit the Administrative Agent from settling, withdrawing or dismissing any action, suit or proceeding or require the Administrative Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

Section	7.5.

Commercial Tort Claims.  If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall promptly notify the Administrative Agent thereof in a writing signed by the Borrower, that sets forth the details thereof and grants to the Administrative Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to the Administrative Agent.

Section	7.6.

Use of Inventory and Equipment. Until the exercise by the Administrative Agent and the Required Lenders of their rights under Article IX hereof, the Borrower may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business or as otherwise permitted by this Agreement; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on the Borrower’s business.

ARTICLE VIII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section	8.1.

Payments.  If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within three Business Days thereafter, or (b) the principal of any Loan, any reimbursement obligation under any Letter of Credit that has been drawn, or any amount owing pursuant to Section 2.12 hereof shall not be paid in full when due and payable.

Section	8.2.	Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.18 or 5.24 hereof.

Section	8.3.

Other Covenants.  If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any other Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within twenty (20) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to the Borrower by the Administrative Agent or the Required Lenders that the specified Default is to be remedied.

Section	8.4.

Representations and Warranties.  If any representation, warranty or statement made in or pursuant to this Agreement or any other Related Writing or any other material information furnished by any Company to the Administrative Agent or the Lenders, or any thereof, shall be false or erroneous in any material respect.

Section	8.5.

Cross Default.  If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section	8.6.

ERISA Default.  The occurrence of one or more ERISA Events that (a) the Required Lenders determine could be reasonably expected to have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company (except for Liens expressly permitted pursuant to Section 5.9 hereof).

Section	8.7.	Change in Control. If any Change in Control shall occur.

Section	8.8.	Judgments. There is entered against any Company:

a.

a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed One Million Dollars ($1,000,000) (less any amount that (i) will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider or (ii) is the subject of an unconditional agreement to indemnify the Company against collection of the judgment, delivered by an indemnitor that has sufficient liquidity to pay the amount of the judgment and that has not contested or disputed its obligation to pay the amount of the judgment); or

b.

any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section	8.9.	Material Adverse Change. There shall have occurred any condition or event that the Administrative Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect.

Section	8.10.

Security.  If any Lien granted in this Agreement or any other Loan Document in favor of the Administrative Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any Collateral with an aggregate value in excess of One Million Dollars ($1,000,000) (as determined by the Administrative Agent, in its reasonable discretion) and the Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters.

Section	8.11.

Validity of Loan Documents.  If (a) any material provision, in the sole opinion of the Administrative Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders the benefits purported to be created thereby.

Section	8.12.

Solvency.  If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or Law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous Law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten days, or shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other Law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities; or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE IX. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section	9.1.

Optional Defaults.  If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 hereof shall occur, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrower to:

a.

terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lender to issue any Letter of Credit, immediately shall be terminated; and/or

b.

accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

Section	9.2.	Automatic Defaults. If any Event of Default referred to in Section 8.12 hereof shall occur:

a.

all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lender be obligated to issue any Letter of Credit; and

b.

the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

Section	9.3.

Letters of Credit.  If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, the Borrower shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrower and any Guarantor of Payment to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit, Cash Collateral in an amount not less than the Minimum Collateral Amount.  The Administrative Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Revolving Lender (or any Affiliate of such Revolving Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of the Borrower and any Guarantor of Payment to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit.

Section	9.4.	Offsets.
a.

If there shall occur or exist any Event of Default referred to in Section 8.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrower or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any Affiliate of such Lender, wherever located) to or for the credit or account of the Borrower or any Guarantor of Payment, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.

b.

Notwithstanding anything in this Agreement to the contrary, if a Lender acts as a Securities Intermediary or a depository institution for a Credit Party, and the applicable Securities Accounts or Deposit Accounts of such Credit Party with such Lender (or an Affiliate of a Lender) are not subject to a Control Agreement, then such Lender agrees that such accounts are subject to the Lien of the Administrative Agent (to the extent granted pursuant to the Security Documents) and it will not set off against or appropriate toward the payment of, any Indebtedness owing to such Lender that does not constitute Obligations (other than Customary Setoffs with respect to such Deposit Accounts or Securities Accounts).

Section	9.5.

Equalization Provisions.  Each Lender agrees with the other Lenders that, if it at any time shall obtain any Advantage over the other Lenders, or any thereof, in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to the Administrative Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify such Advantage.  If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving such Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving such Advantage is required to pay interest on such Advantage to the Person recovering such Advantage from such Lender) ratably to the extent of the recovery.  Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of the Borrower (or through any Guarantor of Payment) on any Indebtedness owing by the Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by the Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement).  Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section	9.6.

Collateral.  The Administrative Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by the Borrower or otherwise provided in law or equity.  Upon the occurrence of an Event of Default and at all times thereafter, the Administrative Agent may require the Borrower to assemble the collateral securing the Secured Obligations, which the Borrower agrees to do, and make it available to the Administrative Agent and the Lenders at a reasonably convenient place to be designated by the Administrative Agent.  The Administrative Agent may, with or without notice to or demand upon the Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where such collateral, or any portion thereof, may be found and to take possession thereof (including anything found in or on such collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of such collateral) and for that purpose may pursue such collateral wherever the same may be found, without liability for trespass or damage caused thereby to the Borrower. After any delivery or taking of possession of the collateral securing the Secured Obligations, or any portion thereof, pursuant to this Agreement, then, with or without resort to the Borrower personally or any other Person or property, all of which the Borrower hereby waives, and upon such terms and in such manner as the Administrative Agent may deem advisable, the Administrative Agent, in its discretion, may sell, assign, transfer and deliver any of such collateral at any time, or from time to time. No prior notice need be given to the Borrower or to any other Person in the case of any sale of such collateral that the Administrative Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Administrative Agent shall give the Borrower not fewer than ten days prior notice of either the time and place of any public sale of such collateral or of the time after which any private sale or other intended disposition thereof is to be made.  The Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, the Administrative Agent or the Lenders may purchase such collateral, or any part thereof, free from any right of redemption, all of which rights the Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, the Administrative Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as the Administrative Agent, in its sole discretion, may deem advisable.  Any excess, to the extent permitted by law, shall be paid to the Borrower, and the Borrower shall remain liable for any deficiency.  In addition, the Administrative Agent shall at all times have the right to obtain new appraisals of the Borrower or any collateral securing the Secured Obligations, the cost of which shall be paid by the Borrower.

Section	9.7.

Other Remedies.  The remedies in this Article IX are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled.  The Administrative Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.  In addition, the Administrative Agent shall be entitled to exercise remedies, pursuant to the Loan Documents, against collateral securing the Secured Obligations, on behalf of any Affiliate of a Lender that holds Secured Obligations, and no Affiliate of a Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section	9.8.	Application of Proceeds.

a.

Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable Law, to the Loans and Letters of Credit, as appropriate; provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrower first to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 11.5 and 11.6 hereof and to the payment of Related Expenses.

b.

Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

i.

first, to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 11.5 and 11.6 hereof and to the payment of Related Expenses to the Administrative Agent;

ii.

second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent, (C) any fees then accrued and payable to the Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure, (D) any commitment fees, amendment fees and similar fees shared pro rata among the Lenders under this Agreement that are then accrued and payable, and (E) to the extent not paid by the Borrower, to the obligations incurred by the Lenders (other than the Administrative Agent) pursuant to Sections 11.5 and 11.6 hereof;

iii.

third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (iii), (B) the Indebtedness under any Hedge Agreement with a Lender (or an entity that is an Affiliate of a then existing Lender), such amount to be based upon the net termination obligation of the Borrower under such Hedge Agreement, and (C) the Bank Product Obligations owing to a Lender (or an entity that is an Affiliate of a then existing Lender) under Bank Product Agreements; with such payment to be pro rata among (A), (B) and (C) of this subpart (iii);

iv.	fourth, to any remaining Secured Obligations; and

v.	finally, any remaining surplus after all of the Secured Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

Each Lender hereby agrees to promptly provide all information reasonably requested by the Administrative Agent regarding any Bank Product Obligations owing to such Lender (or Affiliate of such Lender) or any Hedge Agreement entered into by a Company with such Lender (or Affiliate of such Lender), and each such Lender, on behalf of itself and any of its Affiliates, hereby agrees to promptly provide notice to the Administrative Agent upon such Lender (or any of its Affiliates) entering into any such Hedge Agreement or cash management services agreement.

Section	9.9.

Alternate Currency Loans Conversion.  If the principal outstanding of any Loan denominated in an Alternate Currency is not paid in full in such Alternate Currency on the date of its stated maturity, the Administrative Agent shall have the option to convert the principal and interest outstanding of such Loan to its Dollar Equivalent as calculated on the date of such maturity (and thereafter all Obligations owing under such Loan shall be in Dollars).

ARTICLE X. THE ADMINISTRATIVE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section	10.1.	Appointment and Authorization.

a.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its Affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower or any other Company, or the financial condition of the Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents.  Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

b.

Bank Products and Hedging Products.  Each Lender that is providing Bank Products or products in connection with a Hedge Agreement (or whose Affiliate is providing such products) hereby irrevocably authorizes the Administrative Agent to take such action as agent on its behalf (and its Affiliate’s behalf) with respect to the Collateral and the realization of payments with respect thereto pursuant to Section 9.8(b)(iii) hereof.  The Borrower and each Lender agree that the indemnification and reimbursement provisions of this Agreement shall be equally applicable to the actions of the Administrative Agent pursuant to this subsection (b).  Each Lender hereby represents and warrants to the Administrative Agent that it has the authority to authorize the Administrative Agent as set forth above.

Section	10.2.

Note Holders.  The Administrative Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent (such transfer to have been made in accordance with Section 11.9 hereof).

Section	10.3.

Consultation With Counsel.  The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

Section	10.4.

Documents.  The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section	10.5.

Administrative Agent and Affiliates. KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not the Administrative Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Company’s Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to other Lenders.  With respect to Loans and Letters of Credit (if any), KeyBank and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not the Administrative Agent, and the terms “Lender” and “Lenders” include KeyBank and its Affiliates, to the extent applicable, in their individual capacities.

Section	10.6.

Knowledge or Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section	10.7.

Action by Administrative Agent.  Subject to the other terms and conditions hereof, so long as the Administrative Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement.  The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section	10.8.

Release of Collateral or Guarantor of Payment.  In the event of a merger, transfer of assets or other transaction permitted pursuant to Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such merger, transfer or other transaction are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger, consolidation, dissolution or similar event, permitted pursuant to this Agreement, the Administrative Agent, at the request and expense of the Borrower, is hereby authorized by the Lenders to (a) release the relevant Collateral from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer or event, and (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement.

Section	10.9.

Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section	10.10.

Indemnification of Administrative Agent.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10.  The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section	10.11.

Successor Administrative Agent.  The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower and the Lenders.  If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent.  If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except that in the case of any collateral security held by Administrative Agent on behalf of any Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above .  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section	10.12.

Issuing Lender.  The Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by the Issuing Lender and the documents associated therewith.  The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section	10.13.

Swing Line Lender.  The Swing Line Lender shall act on behalf of the Revolving Lenders with respect to any Swing Loans.  The Swing Line Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Administrative Agent”, as used in this Article X, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section	10.14.

Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section	10.15.

No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other Laws.

Section	10.16.

Other Agents.  The Administrative Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their Affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arrangers” or other designations for purposes hereof.  Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its Affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or the Issuing Lender hereunder.

Section	10.17.	Platform.

a.

Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender, the Swing Line Lender and the other Lenders by posting the Communications on the Platform.

b.

The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s , any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender, the Issuing Lender or the Swing Line Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section	10.18.	Acknowledgements Regarding Erroneous Payments.

a.

If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender such Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

b.

Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender such Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (ii) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (iii) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

A.

(1) in the case of immediately preceding clauses (i) or (ii), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (iii)), in each case, with respect to such payment, prepayment or repayment; and

B.

such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.18(b).

c.

Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

d.

In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

e.

The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

f.

To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

g.

Each party’s obligations, agreements and waivers under this Section 10.18 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XI. MISCELLANEOUS

Section	11.1.

Lenders’ Independent Investigation.  Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender.  Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter.  Each Lender further represents that it has reviewed each of the Loan Documents.

Section	11.2.

No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents.  The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section	11.3.	Amendments, Waivers and Consents.

a.

General Rule. Except as set forth in Section 3.8 hereof, no amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

b.	Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) of this Section 11.3:

i.

Consent of Affected Lenders Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or Letter of Credit reimbursement obligations or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 11.3) or the stated rate of commitment fees or Letter of Credit Fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the manner of pro rata application of any payments made by the Borrower to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) change the method of computing interest or fees on the Loans without the consent of each Lender directly affected thereby, (F) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (G) without the unanimous consent of the Lenders, release the Borrower or any Guarantor of Payment or release or subordinate any material amount of collateral securing the Secured Obligations, except in connection with a transaction specifically permitted hereunder, (H) amend the definition of Alternate Currency or add additional alternate currency options without the consent of each Lender directly affected thereby, or (I) without the unanimous consent of the Lenders, amend this Section 11.3 or Sections 9.5 or 9.8 hereof.

ii.

Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Borrower without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

iii.

Technical and Conforming Modifications.  Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, (B) to cure any ambiguity, defect or inconsistency, or (C) to the extent necessary to integrate any increase in the Commitment or new Loans pursuant to Section 2.10(b) or (c) hereof.

c.

Replacement of Non-Consenting Lender.  If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all affected Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection (c) being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not the Non-Consenting Lender, the Administrative Agent may (and shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Non-Consenting Lender and the Borrower, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.9 hereof) all of its interests, rights and obligations under this Agreement to a financial institution acceptable to the Administrative Agent and the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such financial institution (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof), and (ii) the applicable assignee shall have consented to the proposed amendment, waiver or consent at issue.

d.

Generally.  Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders.  Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section	11.4.

Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day or otherwise the following Business Day), or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices from the Borrower to the Administrative Agent or the Lenders pursuant to any of the provisions hereof shall not be effective until received by the Administrative Agent or the Lenders, as the case may be. For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrower shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section	11.5.

Costs, Expenses and Documentary Taxes.  The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent and all Related Expenses, including but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of the Administrative Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto.  The Borrower also agrees to pay on demand all costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Related Writing.  In addition, the Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

Section	11.6.

Indemnification.  The Borrower agrees to defend, indemnify and hold harmless the Administrative Agent and the Lenders (and their respective Affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees or disbursements) of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor the Administrative Agent shall have the right to be indemnified under this Section 11.6 for its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section	11.7.

Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.  The relationship between the Borrower and the Lenders with respect to the Loan Documents and the other Related Writings is and shall be solely that of debtor and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section	11.8

Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section	11.9.	Successors and Assigns.

a.

Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.9, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.9, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.9 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.9 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

b.

Assignments by Lenders.  Any Lender may at any time assign to one (1) or more assignees all or a portion of its rights and obligations under this Agreement (including, without limitation (i) such Lender’s Commitment, (ii) all Loans made by such Lender, (iii) such Lender’s Notes (if any), and (iv) such Lender’s interest in any Letter of Credit or Swing Loan); provided that any such assignment shall be subject to the following conditions:

i.	Minimum Amounts.

A.

no minimum amount is required to be assigned in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment (to the extent the Commitment is still in effect) and the Loans at the time owing to such Lender, (y) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subpart (b)(i)(B) of this Section 11.9 in the aggregate, or (z) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

B.

in any case not described in subpart (b)(i)(A) of this Section 11.9, the aggregate amount of each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent (or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000), unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

ii.

Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the portion of such Lender’s Commitment assigned, except that this subpart (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations with respect to separate facilities on a non-pro rata basis.

iii.	Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.9 and, in addition:

A.

the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that the Borrower shall not be deemed to have unreasonably withheld consent to an assignment to any Person that (x) is a competitor of the Borrower in the same industry or a substantially similar industry as the Borrower or (y) is not a commercial bank, insurance company, investment or mutual fund institution or other institutional lender that extends credit for or buys loans of the type made hereunder as part of its principal business;

B.

the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

C.	the consent of the Issuing Lender and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Commitment.

iv.

Assignment Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

v.

No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any Person that, upon becoming a Lender, would constitute a Defaulting Lender.

vi.

No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

vii.

Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subpart (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

viii.

Treatment as Lenders.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.9, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement, and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Sections 11.5 and 11.6 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subpart shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.9.

c.

Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one (1) of its offices a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

d.

Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Notes, if any, held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.10 with respect to any payments made by such Lender to any of its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following (to the extent that it affects such Participant): (i) any increase in the portion of the participation amount of any Participant over the amount thereof then in effect, or any extension of the Commitment Period; or (ii) any reduction of the principal amount of or extension of the time for any payment of principal on any Loan, or the reduction of the rate of interest or extension of the time for payment of interest on any Loan, or the reduction of the commitment fee.  The Borrower agrees that each Participant shall be entitled to the benefits of Article III hereof (subject to the requirements and limitations therein, including the requirements under Section 3.2(e) hereof (it being understood that the documentation required under Section 3.2(e) hereof shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.9; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.4 and 3.6 hereof as if it were an assignee under subsection (b) of this Section 11.9; and (B) shall not be entitled to receive any greater payment under Article III hereof, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 hereof with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.4 hereof as though it were a Lender; provided that such Participant agrees to be subject to Section 9.5 hereof as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which such Lender enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

e.

Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section	11.10.	Defaulting Lenders.

a.

Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

i.

Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.  Any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms effects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

ii.

Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX hereof or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.5 hereof shall be applied at such time or times as may be determined by the Administrative Agent as follows: (A) first, to the payment of amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; (C) third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16 hereof; (D) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (1) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (2) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14 hereof; (F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (y) such payment is a payment of the principal amount of any Loans or any Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (z) such Loans were made or reimbursement of any payment on any Letters of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the Letter of Credit Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Exposure and Swing Loans are held by the Lenders pro rata in accordance with the Commitment under the applicable facility without giving effect to Section 11.10(a)(iv) hereof.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 11.10(a)(ii) hereof shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

iii.	Certain Fees.

A.

No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.9(a) hereof for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

B.

Each Defaulting Lender shall be entitled to receive letter of credit fees, as set forth in Section 2.2(b) hereof for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14 hereof.

C.

With respect to any fee not required to be paid to any Defaulting Lender pursuant to subpart (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Exposure or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to subpart (iv) below, (2) pay to the Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

iv.

Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Exposure and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages with respect thereto (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment Percentage with respect to the Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

v.

Cash Collateral, Repayment of Swing Loans.  If the reallocation described in subpart (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (y) first, prepay Swing Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (z) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.14 hereof.

b.

Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 11.10(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

c.

New Swing Loan and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan, and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

d.

Replacement of Defaulting Lenders.  Each Lender agrees that, during the time in which any Lender is a Defaulting Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Defaulting Lender and the Borrower, to require that such Defaulting Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.9 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Assignee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations.

Section	11.11.

Patriot Act Notice. Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.  The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section	11.12.

Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section	11.13

Investment Purpose .  Each of the Lenders represents and warrants to the Borrower that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section	11.14

Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof (except with respect to any provisions of the Administrative Agent Fee Letter or any commitment letter between the Borrower and KeyBank which by their terms survive the termination of such agreements, in each case, which shall remain in full force and effect after the Closing Date).

Section	11.15.

Limitations on Liability of the Issuing Lender.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Issuing Lender’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section	11.16.

General Limitation of Liability. No claim may be made by any Credit Party or any other Person against the Administrative Agent, the Issuing Lender, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Administrative Agent and the Issuing Lender hereby, to the fullest extent permitted under applicable Law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether any Lender, Issuing Lender, or the Administrative Agent has been advised of the likelihood of such loss of damage.

Section	11.17.

No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation.  The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section	11.18

Legal Representation of Parties.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section	11.19.	Governing Law; Submission to Jurisdiction.

a.

Governing Law.  This Agreement, each of the Notes and any other Related Writing shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of the Borrower, the Administrative Agent, and the Lenders shall be governed by New York law.

b.

Submission to Jurisdiction.  The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York County, New York, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Related Writing, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court.  The Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  The Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section	11.20.

Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

a.

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

b.	the effects of any Bail-in Action on any such liability, including, if applicable:

i.	a reduction in full or in part or cancellation of any such liability;

ii.

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

iii.	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section	11.21.

Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

a.

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section	11.22.	Certain ERISA Matters

a.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

i.

such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

ii.

the transaction exemption set forth in one or more PTEs, such as PTE 84‑14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96‑23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

iii.

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 8414 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

iv.	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

b.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section	11.23. Judgment Currency.

a.

This in an international transaction in which the obligations of the Credit Parties under this Agreement to make payment to or for account of the Administrative Agent or the Lenders in a specified currency (“Original Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (“Judgment Currency”) except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or such Lender of the full amount in Original Currency payable to the Administrative Agent or such Lender under this Agreement.

b.

If the Administrative Agent, on behalf of the Lenders, or any other holder of the Obligations (the “Applicable Creditor”), obtains a judgment or judgments against any Credit Party in respect of any sum adjudged to be due to the Administrative Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) in a Judgment Currency other than the Original Currency, the obligations of such Credit Party in connection with such judgment shall be discharged only to the extent that (i) on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, such Applicable Creditor, in accordance with the normal banking procedures in the relevant jurisdiction, can purchase the Original Currency with the Judgment Currency, and (ii) if the amount of Original Currency that could have been purchased pursuant to subpart (i) above is less than the amount of Original Currency that could have been purchased with the Judgment Amount on the date or dates the Judgment Currency was originally due and owing to the Administrative Agent or the Lenders hereunder (the “Loss”), such Credit Party or the Borrower, as a separate obligation and notwithstanding any such judgment, indemnifies the Administrative Agent or such Lender, as the case may be, against such Loss.  The Borrower hereby agrees to such indemnification. For purposes of determining the equivalent in one currency of another currency as provided in this Section 11.23, such amount shall include any premium and costs payable in connection with the conversion into or from any currency.  The obligations of the Credit Parties contained in this Section 11.23 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

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EXHIBIT C
FORM OF
NOTICE OF LOAN

______________________, 20__

KeyBank National Association, as the Administrative Agent
127 Public Square
Cleveland, Ohio 44114-1306
Attention:  Institutional Bank

Ladies and Gentlemen:

The undersigned, on behalf of BEL FUSE INC., a New Jersey corporation (the “Borrower”), refers to the Amended and Restated Credit and Security Agreement, dated as of September 2, 2021 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, pursuant to Section 2.6 of the Credit Agreement that the Borrower hereby requests a Loan (the “Proposed Loan”), and in connection therewith sets forth below the information relating to the Proposed Loan as required by Section 2.6 of the Credit Agreement:

(a)        The Business Day of the Proposed Loan is _______________________, 20____.

(b)        The amount of the Proposed Loan is $______________.

(c)        The Proposed Loan is to be a:

Base Rate Loan           / Daily Simple SOFR Loan           / Term SOFR Loan           / Alternate Currency Loan           / Swing Loan           . (Check one.)

(d)        If the Proposed Loan is a Term SOFR Loan or EURIBOR Loan, the Interest Period requested is:

one month           , three months           , six months           . (Check one.)

(e)        If the Proposed Loan is an Alternate Currency Loan, the Alternate Currency requested is           .

The undersigned hereby certifies on behalf of the Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)         the representations and warranties contained in each Loan Document are true and correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date (except to the extent that any thereof expressly relate to a specific earlier date, in which case such representations and warranties are true and correct as of such earlier date);

(ii)        no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)       the conditions set forth in Section 2.6 and Article IV of the Credit Agreement have been satisfied.

BEL FUSE INC.

By:
Name:
Title:

EXHIBIT B

TO THIRD AMENDMENT AGREEMENT

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	EXISTING REVOLVING CREDIT COMMITMENT	PROJECT EVEREST INCREMENTAL REVOLVING CREDIT COMMITMENT	COMMITMENT PERCENTAGE	MAXIMUM AMOUNT
KeyBank National Association	$45,000,000.00	$37,500,000.00	25.3846153845%	$82,500,000.00
Bank of America, N.A.	$32,500,000.00	$37,500,000.00	21.5384615385%	$70,000,000.00
HSBC Bank USA, National Association	$32,500,000.00	-----	10.0000000000%	$32,500,000.00
PNC Bank, National Association	$32,500,000.00	$37,500,000.00	21.5384615385%	$70,000,000.00
BMO Bank N.A.	$32,500,000.00	$37,500,000.00	21.5384615385%	$70,000,000.00
Total	$175,000,000.00	$150,000,000.00	100.00%	$325,000,000.00